AMENDED AND RESTATED CREDIT AGREEMENT

among

INNKEEPERS USA TRUST

and

INNKEEPERS USA LIMITED PARTNERSHIP,

as Borrowers

BANK OF AMERICA, N.A.,

as Administrative Agent and as Issuing Bank

CREDIT LYONNAIS NEW YORK BRANCH,

as Syndication Agent

and

THE LENDERS NAMED HEREIN,

as Lenders

$135,000,000

As of

July 31, 2001

FIRST UNION NATIONAL BANK,

PNC BANK, NATIONAL ASSOCIATION, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC and CREDIT LYONNAIS NEW YORK BRANCH,

as Joint Lead Arrangers and Joint Book Managers

SECTION 5	CONDITIONS PRECEDENT	38
	5.1 Conditions to Initial Borrowing	38
	5.2 Conditions to all Borrowings	40
	5.3 Conditions Generally	40

SECTION 6	REPRESENTATIONS AND WARRANTIES	40
	6.1 Purpose of Credit Facility	40
	6.2 Existence, Good Standing, Authority and Compliance	41
	6.3 Affiliates	41
	6.4 Authorization and Contravention	41
	6.5 Binding Effect	41
	6.6 Financial Statements; Fiscal Year	41
	6.7 Litigation	42
	6.8 Taxes	42
	6.9 Environmental Matters	42
	6.10 Employee Plans	42
	6.11 Properties; Liens	42
	6.12 Locations	43
	6.13 Government Regulations	43
	6.14 Transactions with Affiliates	43
	6.15 Insurance	43
	6.16 Labor Matters	43
	6.17 Solvency	43
	6.18 Full Disclosure	43
	6.19 Exemption from ERISA; Plan Assets	43

SECTION 7	AFFIRMATIVE COVENANTS	44
	7.1 Items to be Furnished	44
	7.2 Use of Proceeds	45
	7.3 Books and Records	45
	7.4 Inspections	45
	7.5 Taxes	46
	7.6 Payment of Obligations	46
	7.7 Expenses	46
	7.8 Maintenance of Existence, Assets, and Business	46
	7.9 Insurance	46
	7.10 Preservation and Protection of Rights	46
	7.11 Environmental Laws	47
	7.12 Indemnification	47
	7.13 REIT Status	48
	7.14 ERISA Exemptions	48
	7.15 Listed Company	48
	7.16 Properties	48

SECTION 8	NEGATIVE COVENANTS	48
	8.1 Payment of Obligations	48
	8.2 Employee Plans	48

	8.3 Transactions with Affiliates	48
	8.4 Compliance with Governmental Requirements and Documents	49
	8.5 Loans, Advances, and Investments	49
	8.6 Dividends and Distributions	49
	8.7 Sale of Assets	49
	8.8 Mergers and Dissolutions	49
	8.9 Assignment	49
	8.10 Fiscal Year and Accounting Methods	49
	8.11 New Businesses	49
	8.12 Government Regulations	50
	8.13 Interest Rate Agreements	50
	8.14 Subsidiary Guarantors	50

SECTION 9	FINANCIAL COVENANTS	50
	9.1 Interest Coverage Ratio	50
	9.2 Fixed Charge Coverage Ratio	50
	9.3 Adjusted Fixed Charge Coverage Ratio	50
	9.4 Secured Indebtedness	50
	9.5 Total Indebtedness to Investments in Hotels	50
	9.6 Total Indebtedness to Implied Value	51
	9.7 Minimum Tangible Net Worth	51
	9.8 Unsecured Debt to Unencumbered Implied Value Ratio	51

SECTION 10	DEFAULT	51
	10.1 Payment of Obligation	51
	10.2 Covenants	51
	10.3 Debtor Relief	51
	10.4 Judgments and Attachments	51
	10.5 Government Action	52
	10.6 Misrepresentation	52
	10.7 Default Under Other Agreements	52
	10.8 Validity and Enforceability of Loan Documents	52
	10.9 Management Changes	52
	10.10 Change in Control	52
	10.11 Plan Assets	52
	10.12 Default Under Operating Leases	52

SECTION 11	RIGHTS AND REMEDIES	53
	11.1 Remedies Upon Default	53
	11.2 Waivers	53
	11.3 Performance by Administrative Agent	53
	11.4 Not in Control	53
	11.5 Course of Dealing	53
	11.6 Cumulative Rights	54
	11.7 Application of Proceeds	54
	11.8 Certain Proceedings	54

SECTION 12	ADMINISTRATIVE AGENT	54

	12.1 Appointment and Authorization of Administrative Agent	54
	12.2 Delegation of Duties	55
	12.3 Liability of Administrative Agent	55
	12.4 Reliance by Administrative Agent	55
	12.5 Notice of Default	56
	12.6 Credit Decision; Disclosure of Information by Administrative Agent	56
	12.7 Indemnification of Administrative Agent	56
	12.8 Administrative Agent in its Individual Capacity	57
	12.9 Successor Administrative Agent	57
	12.10 Other Agents; Lead Managers	58
	12.11 Approval of Lenders	58

SECTION 13	MISCELLANEOUS	58
	13.1 Headings	58
	13.2 Nonbusiness Days; Time	58
	13.3 Communications	59
	13.4 Form and Number of Documents	59
	13.5 Survival	59
	13.6 Governing Law	59
	13.7 Invalid Provisions	59
	13.8 Venue; Service of Process; Jury Trial	59
	13.9 Amendments, Consents, Conflicts, and Waivers	60
	13.10 Multiple Counterparts	61
	13.11 Successors and Assigns; Assignments and Participations	62
	13.12 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	64
	13.13 Entirety	64
	13.14 Amendment and Restatement	64
	13.15 Restatement of Existing Credit Agreement	65

SCHEDULES AND EXHIBITS

Schedule 1	Parties, Addresses, Commitments, and Wiring Information
Schedule 2.1	IIII Lessees
Schedule 2.2	Summerfield Lessees
Schedule 4.1	Form of Borrowing Base Report
Schedule 4.2	Closing Date Borrowing Base Properties
Schedule 6.2	Jurisdictions of Incorporation, Chief Executive Office, and Jurisdictions
Schedule 6.7	Litigation
Schedule 6.9	Environmental Matters
Schedule 6.14	Affiliates Transactions

Exhibit A	Borrowing Request
Exhibit B	Compliance Certificate
Exhibit C	LC Request
Exhibit D	Form of Revolving Credit Note
Exhibit E	Form of Subsidiary Guaranty
Exhibit F	Form of Counsel Opinion
Exhibit G	Form of Assignment and Acceptance

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of July 31, 2001, among INNKEEPERS USA TRUST, a Maryland real estate investment trust (the “Trust”) and INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership (the “Partnership”) (the Trust and the Partnership are individually called a “Borrower” and collectively called “Borrowers”), each of the lenders that are a signatory hereto or that becomes a signatory hereto as provided in Section 13.11(a) (individually, together with its successors and permitted assigns, a “Lender” and collectively, the “Lenders”), BANK OF AMERICA, N.A. (“Bank of America”), a national banking association (formerly NationsBank, N.A.), as Administrative Agent (in such capacity, together with its successors and permitted assigns, “Administrative Agent”) and as Issuing Bank (in such capacity, together with its successors and permitted assigns, “Issuing Bank”), and CREDIT LYONNAIS NEW YORK BRANCH, as Syndication Agent (in such capacity, together with its successors and permitted assigns, “Syndication Agent”).

RECITALS:

1. Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of May 10, 2000, executed by Borrowers, Administrative Agent, the other Agents defined therein, and the Lenders defined therein (the “Existing Agreement”) pursuant to which such Lenders extended to Borrowers a revolving credit facility.

2. Borrowers, Agents, and Lenders desire to amend and restate the Existing Agreement as and pursuant to this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND TERMS

1.1 Definitions. Unless otherwise indicated, as used in the Loan Documents:

“Additional Guarantors” means Consolidated Affiliates of the Trust (other than the Partnership and Consolidated Affiliates that own any Borrowing Base Properties) that have Secured Recourse Debt.

“Adjusted CAD” means, for the Trust as of any date of determination, (a) Cash Available for Distribution for the fiscal year most-recently ended, plus (b) Designated Net Proceeds, minus (c) all regularly scheduled principal payments in respect of all Liabilities of the Companies during the most-recently ended twelve (12) month period ending on or before the date of determination, minus (d) the greater of (i) all Distributions by the Trust during the most- recently ended twelve (12) month period ending on or before the date of determination, and (ii) the amount of Distributions required to be paid during such period in order for the Trust to qualify as a REIT.

“Adjusted EBITDA” means, for any Person for any period, (a) EBITDA, minus (b) to the extent not already deducted from EBITDA, all ground lease payments, minus (c) a Capital Expenditure reserve equal to the greater of (i) four percent (4%) of Gross Room Revenue for such period with respect to all Properties owned by such Person, and (ii) any reserves required under all Operating Leases of such Person during such period.

“Adjusted Eurodollar Rate” means, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate (LIBOR) for such Eurodollar Borrowing for such Interest Period by (b) one (1) minus the Reserve Requirement for such Eurodollar Borrowing for such Interest Period.

“Adjusted FFO” means, for the Trust as of any date of determination, (a) Funds from Operations for the fiscal year most recently ended, plus (b) Designated Net Proceeds, minus (c) all regularly scheduled principal payments in respect of all Liabilities of the Companies during the most-recently ended twelve (12) month period ending on or before the date of determination, minus (d) the greater of (i) all Distributions by the Trust during the most-recently ended twelve (12) month period ending on or before the date of determination, and (ii) the amount of Distributions required to be paid during such period in order for the Trust to qualify as a REIT.

“Adjusted Fixed Charges” means, for any Person for any period, the sum of (a) all Debt Service during such period, (b) all Distributions paid or payable during such period in respect of any preferred Stock of such Person, and (c) all actual Capital Expenditures during such period.

“Adjusted NOI” means, for any Hotel or any Borrowing Base Property for any period, (a) all lease payments pursuant to the Operating Lease for such Hotel or Borrowing Base Property, minus (b) any ground lease payments, minus (c) appropriate accruals for items such as annual taxes, insurance, or other operating expenses payable by the owner (as opposed to the applicable Lessee) of such Hotel or Borrowing Base Property reasonably determined by Administrative Agent with respect to such Hotel or Borrowing Base Property, minus (iv) a Capital Expenditure reserve equal to the greater of (A) four percent (4%) of Gross Room Revenue for such period, and (B) any reserves required under the Operating Lease for such Hotel or Borrowing Base Property, all as determined in accordance with accounting principles reasonably acceptable to Administrative Agent, consistently applied. If the Lessee of any Hotel or Borrowing Base Property is a wholly-owned Consolidated Affiliate of the Trust, then Adjusted NOI shall include the Net Income of such Consolidated Affiliate attributable to such Hotel or Borrowing Base Property.

“Administrative Agent” is defined in the preamble.

“Affiliate” of a Person means any other individual or entity who directly or indirectly controls, or is controlled by, or is under common control with, that Person. For purposes of this definition “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies (whether through ownership of voting Stock, by contract, or otherwise).

“Agent-Related Persons” means Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America, in its capacity as Administrative Agent, Banc of America Securities LLC), and the Representatives of such Persons and Affiliates.

“Agents” means Administrative Agent and Syndication Agent, and “Agent” means any one of the Agents.

“Agreement” means this Credit Agreement, as modified, amended, supplemented, or restated from time to time.

“Applicable Lending Office” means, for each Lender and for each Type of Borrowing, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Borrowing on Schedule 1 or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrowers by written notice in accordance with the terms hereof as the office by which its Borrowings of such Type are to be made and maintained.

“Applicable Margin” means, as of any date of determination:

(a) If the Trust does not have an Investment Grade Rating on such determination date, then the interest margin over the Base Rate or the Adjusted Eurodollar Rate, as the case may be, based upon the Total Indebtedness to Implied Value Ratio, as stated in the table below:

Level	Total Indebtedness to Implied Value Ratio	Applicable Margin for Eurodollar Borrowings	Applicable Margin for Base Rate Borrowings
1	Greater than 35%	1.625%	0.75%
2	Less than or equal to 35%, but greater than 25%	1.50%	0.75%
3	Less than or equal to 25%	1.40%	0.75%

The Applicable Margin determined above in effect at any time (whether in the middle of an Interest Period or otherwise) is based upon the Total Indebtedness to Implied Value Ratio as determined from the Current Financials and related Compliance Certificate then most-recently received by Administrative Agent, effective on the third (3rd) Business Day following receipt. If Borrowers fail to timely furnish to Administrative Agent any Financial Statements and related Compliance Certificate as required by this Agreement, then the maximum Applicable Margin applies from the date those Financial Statements and related Compliance Certificate are required to be delivered and remain in effect until Borrowers furnishes them to Administrative Agent.

(b) If the Trust has an Investment Grade Rating on such determination date, then the interest margin over the Base Rate or the Adjusted Eurodollar Rate, as the case may be, that corresponds to the Moody’s Rating and the S & P Rating set forth below on the date of determination:

Level	Moody’s Rating	S&P Rating	Applicable Margin for Eurodollar Borrowings	Applicable Margin for Base Rate Borrowings
1	Baa3	BBB-	1.375%	0.5%
2	Baa2	BBB	1.30%	0.25%

3	Baa1 or better	BBB+ or better	1.225%	0%

For purposes of the foregoing: (a) if the Moody’s Rating and the S & P Rating shall fall within different Levels, then the Applicable Margin shall be determined by reference to the numerically lower Level (e.g., if the S & P Rating is in Level 1 and the Moody’s Rating is in Level 2, then the Applicable Margin shall be determined by reference to Level 1); and (b) if only one of the Moody’s Rating or the S & P Rating shall be in effect, then Borrowers may substitute the corresponding rating of Fitch IBCA, Duff & Phelps, or its successors or another ratings agency acceptable to Administrative Agent. Each change in the Applicable Margin shall be effective commencing on the third (3rd) Business Day following the earlier to occur of (i) Administrative Agent’s receipt of notice from Borrowers, as required in Section 7.1(h), of a change in the Moody’s Rating or the S & P Rating, and (ii) Administrative Agent’s actual knowledge of a change in the Moody’s Rating or the S & P Rating.

(c) Administrative Agent shall promptly notify each Credit Party and Borrowers of any change in the Applicable Margin, provided that the failure to provide such notice shall not affect the effective date of any such change.

“Approved Costs” means, for any Hotel or any Borrowing Base Property, the sum of the acquisition, construction, and other capitalized costs of such Hotel, whether in the form of cash, property, liabilities assumed, or other consideration. If the Lessee of any Hotel or Borrowing Base Property is a wholly-owned Consolidated Affiliate of the Trust, then Approved Costs with respect to such Hotel or such Borrowing Base Property shall include, without duplication, the demonstrable purchase price (in whatever form paid) of any predecessor Operating Lease paid to the immediately prior Lessee that was not a Consolidated Affiliate of the Trust.

“Approved Franchise” means any “Marriott International, Inc.” “Hilton Hotels Corporation,” “Bass Hotels & Resorts,” “Wyndham International, Inc.,” or “Starwood Hotels & Resorts Worldwide Inc.” franchise or license or another franchise or license approved by Required Lenders in writing.

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement substantially in the form of Exhibit G.

“Bank of America” is defined in the preamble.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent (0.5%), and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Borrowing” means a Borrowing bearing interest at the Base Rate plus the Applicable Margin.

“Borrowing” means (without duplication) any amount disbursed by (a) Lenders to or on behalf of any Borrower under the Loan Documents, or (b) any Lender in accordance with, and to satisfy the obligations of any Borrower under, any Loan Document.

“Borrowing Base” is defined in Section 4.1.

“Borrowing Base Properties” means each of the Qualified Properties owned by an Obligor and approved by Required Lenders for inclusion in the Borrowing Base in accordance with Section 4, and “Borrowing Base Property” means any one of the Borrowing Base Properties.

“Borrowing Base Report” means a report in substantially the form of Schedule 4.1 certified by a Responsible Officer of each Borrower, setting forth in reasonable detail the total number of Rooms, date placed in service, date acquired, property location, type, Approved Costs, room revenue, base rent, lower tier, upper tier, threshold, percentage rent, annual real estate taxes, annual insurance, ground rents, capital expenditure reserves, Adjusted NOI, and a calculation of the Implied Value for each of the Borrowing Base Properties (individually and in the aggregate).

“Borrowing Date” means (a) for any Borrowing (i) the date for which funds are requested by Borrowers, or (ii) the date any Borrowing is Converted hereunder to another Type of Borrowing, and (b) for any LC, the date in which an LC is requested by Borrowers.

“Borrowing Request” means a request substantially in the form of Exhibit A and signed by a Responsible Officer of Borrowers.

“Business Day” means (a) for all purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by any Governmental Requirement to be closed in Texas or New York, and (b) for purposes of any Eurodollar Borrowing, a day that satisfies the requirements of clause (a) and is a day when commercial banks are open for domestic or international business in London.

“Capital Expenditures” means any expenditures by a Person for an asset that will be used in years subsequent to the year in which the expenditure is made or which is properly classified in the relevant financial statements of such Person in accordance with GAAP as a capital asset; provided, however, that “Capital Expenditures” shall not include expenditures incurred in connection with (a) Hotels under construction, (b) Hotels that are being substantially refurbished or rehabilitated, or (c) a franchisor’s or licensor’s product improvement plan.

“Capitalization Rate” means, with respect to any Hotel or any Borrowing Base Property (a) as of any determination date from the Closing Date through December 31, 2001, eleven percent (11%) and (b) as of any determination date during any calendar year thereafter during the term of this Agreement, the capitalization rate reasonably determined by Required Lenders on a state-by-state basis for such calendar year subject to the provisions of Section 4.1(b).

“Capital Lease” means, for any Person, any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet of such Person.

“Cash Available for Distribution” means, for any Person for any period, Funds from Operations less Capital Expenditures during such period.

“Cash Equivalents” means (a) investments and direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one (1) year of the date of acquisition thereof, (b) commercial paper rated “A-1” or better according to S & P or “P-1” or better according to Moody’s and maturing not more than one hundred and eighty (180) days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by, any Agent or any United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are limited to the foregoing.

“Change in Control” means the occurrence of any one of the following: (a) any Person or group of related Persons shall have acquired beneficial ownership of more than thirty-five percent (35%) of the outstanding Stock of the Trust (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder); (b) Continuing Directors of the Trust shall cease to constitute at least sixty-six and two-thirds percent (66 2/3%) of the members of the Board of Directors of the Trust; (c) the Trust shall cease to own, directly or indirectly, all of the outstanding Stock of General Partner; or (d) the Trust shall cease to own, directly or indirectly, at least fifty-one percent (51%) of the outstanding Stock of the Partnership.

“Closing Date” means the date this Agreement is fully executed and delivered.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Co-Documentation Agents” means First Union National Bank, Wells Fargo Bank, National Association, and PNC Bank, National Association.

“Commitment” means, for a Lender, the amount (which is subject to reduction and cancellation as provided in this Agreement) stated beside such Lender’s name on Schedule 1 as most recently amended under this Agreement, as the same may be terminated pursuant to Section 11.1, and as the same may be increased or decreased from time to time by further assignment pursuant to Section 13.11.

“Commitment Usage” means, at any time, the sum of (a) the Total Principal Debt plus (b) the LC Exposure.

“Companies” means, without duplication, (a) the Trust, (b) the Partnership; (c) General Partner; and (d) each of their respective Consolidated Affiliates, and “Company” means any one of the Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B and signed by a Responsible Officer of Borrowers.

“Consolidated Affiliate” means, in respect of any Person, any other Person in whom such Person holds Stock and whose financial results would be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Continuing Directors” means the directors of the Trust on the Closing Date and each other director if such director’s nomination for the election to the Board of Directors of the Trust is recommended by a majority of the Continuing Directors (which shall include Persons theretofore elected as directors as contemplated by this definition).

“Constituent Documents” means, with respect to any Person, its articles or certificate of incorporation, bylaws, partnership agreements, organizational documents, limited liability company agreements, trust agreement, or such other document as may govern such Person’s formation, organization, and management,

“Continue”, “Continuation”, and “Continued” refers to the continuation pursuant to Section 3.10 hereof of a Eurodollar Borrowing from one Interest Period to the next Interest Period.

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 3.10 of one Type of Borrowing into another Type of Borrowing.

“Credit Parties” means Agents, Lenders, and Issuing Bank, and “Credit Party” means any one of the Credit Parties.

“Current Financials” means, at any time, the consolidated Financial Statements of the Companies most recently delivered to Administrative Agent under Section 7.1(a) or 7.1(b), as the case may be.

“Customary Recourse Exceptions” means with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non- recourse financings of real estate.

“Debt Service” means, for any Person for any period, the sum of (a) all regularly scheduled principal payments (but excluding any balloon payments) and (b) all Interest Expense, in each case that is paid or payable during such period in respect of all Liabilities of such Person.

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Governmental Requirements affecting creditors’ Rights in effect from time to time.

“Default” is defined in Section 10.

“Defaulting Lender” means, as of any date, any Lender that has defaulted on any of its obligations under this Agreement, which default has not been cured or waived as of such date.

“Default Rate” means an annual rate of interest equal from day-to-day to the lesser of (a) the Base Rate plus four (4%), and (b) the Maximum Rate.

“Designated Net Proceeds” means the Net Proceeds from any Hotel Sale by any Company that Borrowers designate in writing to Administrative Agent are to be used for the Redemption of the Trust’s or the Partnership’s Stock.

“Distribution” means, with respect to any Stock issued by a Person, (a) the declaration or payment of any dividend on or with respect to such Stock by such Person, (b) any loan or advance by that Person to, or other investment by that Person in, the holder of any of such Stock, and (c) any other payment (other than a Redemption) by that Person with respect to such Stock.

“EBITDA” means, for any Person for any period, the sum of (a) Net Income, plus (b) depreciation and amortization expense, plus (c) Interest Expense, plus (d) income taxes deducted from Net Income in accordance with GAAP, plus (e) extraordinary losses (and any unusual losses arising in or outside the ordinary course of business of such Person not included in extraordinary losses) determined in accordance with GAAP that have been reflected in the determination of Net Income, minus (f) extraordinary gains (and any unusual gains arising in or outside the ordinary course of business of such Person not included in extraordinary gains) determined in accordance with GAAP that have been reflected in the determination of Net Income, plus (g) any amounts attributable to minority interests to the extent deducted in calculating Net Income.

“Eligible Assignee” is defined in Section 13.11(h).

“Employee Plan” means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any Company.

“Environmental Law” means any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which any Company is conducting, or where any Property of any Company is located and which are applicable to any Company or any Property of any Company, including, without limitation, the Oil Pollution Act of 1990, as amended, (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, “RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” has the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the Governmental Requirements of the state in which any property of any Company is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Equity Issuance” means the issuance or sale by any Company of any Stock, or the exercise of any options, warrants, or other rights to subscribe for or otherwise acquire Stock, of such Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Eurodollar Borrowing” means a Borrowing bearing interest at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Borrowing:

(a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period; or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, then the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period; or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, then the rate per annum determined by administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first (1st) day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued, or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period.

“Existing Agreement” is defined in the recitals.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Financial Statements” means, for any Person, balance sheets and statements of income, shareholders’ equity, and cash flow prepared (a) according to GAAP, (b) except as stated in Section 1.4, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable, and (c) on a consolidated basis if that Person had any Consolidated Affiliates during the applicable period.

“Fixed Charges” means, for any Person for any period, the sum of (a) all Debt Service during such period, (b) all Distributions paid or payable during such period in respect of any preferred Stock of such Person, and (c) a Capital Expenditure reserve equal to the greater of (i) four percent (4%) of Gross Room Revenue for such period with respect to all Properties owned by such Person, and (ii) any reserves required under all Operating Leases of such Person during such period.

“Funding Loss” has the meaning set forth in Section 3.18.

“Funds from Operations” means, for any Person for any period, net income plus depreciation and amortization, all as determined in accordance with GAAP; provided that there shall not be included in such calculation (a) any proceeds of any insurance policy, (b) any gain or loss which is classified as “extraordinary” in accordance with GAAP, (c) any capital gains, or (d) net earnings of Unconsolidated Affiliates to the extent such earnings are not distributable to such Person after the request of such Person.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date of this Agreement, subject to changes permitted by Section 1.4.

“General Partner” means Innkeepers Financial Corporation, a Virginia corporation.

“Governmental Authority” means, with respect to any Person, property, or business, any (a) local, state, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel acting through binding arbitration or mediation, or (c) central bank having jurisdiction over such Person, property, or business.

“Governmental Requirement” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Governmental Authority.

“Gross Room Revenue” means, with respect to any Hotel for any period, all revenues from all Rooms in such Hotel during such period.

“Hazardous Substance” means any substance (a) the presence of which requires removal, remediation, or investigation under any Environmental Law, or (b) that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law.

“Hotel” means any Property operated as a hotel, inn, or otherwise having Rooms.

“Hotel Sale” means the sale or disposition of a Hotel or any interest in a Hotel.

“IHI Lessees” means the Lessees listed on Schedule 2.1, and “IHI Lessee” means any one of the IHI Lessees.

“Implied Debt Service” means, as of any date, the annual Debt Service required to amortize the outstanding Commitment Usage as of such date assuming equal monthly payments of principal and interest over a period of twenty (20) years at an annual rate of interest equal to the greater of (a) two and one-quarter of one percent (2.25%) in excess of the most-recent rate published on such date in the United States Federal Reserve Statistical Release (H.15) for 7-year Treasury Constant Maturities, and (b) nine percent (9%).

“Implied Value” means, with respect to any Hotel or Borrowing Base Property as of any determination date, (a) Adjusted NOI from such Hotel or Borrowing Base Property for the twelve (12) month period ending on the date of determination, divided by (b) the Capitalization Rate as of such date.

“Indebtedness” means, for any Person, all Liabilities of such Person, excluding accounts payable and accrued expenses in each case incurred in the ordinary course of business and the payment of which is not past-due (unless payment is being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided).

“Interest Expense” means, for any Person for any period, all of such Person’s paid, accrued, or amortized interest expense on such Person’s Indebtedness (whether direct, indirect, or contingent, and including interest on all convertible Indebtedness).

“Interest Period” has the meaning set forth in Section 3.9.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates.

“Investment Grade Rating” means that (a) if both the Moody’s Rating and the S & P Rating are in effect, then both (i) the Moody’s Rating equals Baa3 or better, and (ii) the S & P Rating equals BBB- or better, or (b) if only one of the Moody’s Rating or the S & P Rating shall be in effect, then (i) either the Moody’s Rating equals Baa3 or better or the S & P Rating equals BBB- or better, and (ii) such rating is supported by the corresponding rating of Fitch IBCA, Duff & Phelps or any successor thereof or another rating agency acceptable to Administrative Agent.

“Issuing Bank” is defined in the preamble.

“LC” means a documentary or standby letter of credit issued for the account of any Borrower by Issuing Bank under this Agreement and under an LC Agreement.

“LC Agreement” means a letter of credit application and agreement (in form and substance satisfactory to Issuing Bank) executed by Borrowers and submitted to Issuing Bank for an LC for the account of such Borrowers.

“LC Exposure” means, without duplication, the sum of (a) the total face amount of all undrawn and uncancelled LCs plus (b) the total unpaid reimbursement obligations of Borrowers under drawings under any LC.

“LC Request” means a request substantially in the form of Exhibit C executed by a Responsible Officer of Borrowers.

“LC Sub-facility” means a sub-facility of the Commitments for the issuance of LCs, as described in Section 2.3, under which the LC Exposure (a) may never collectively exceed $20,000,000, and (b) together with the Total Principal Debt may never exceed the Total Commitment.

“Lenders” is defined in the preamble.

“Lessees” means each lessee of any Hotel pursuant to an Operating Lease, and “Lessee” means any one of the Lessees.

“Liabilities” means (without duplication), for any Person, (a) any indebtedness, liabilities, or obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities, (b) any liabilities secured (or for which the holder of the Liability has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on Property owned or acquired by that Person, (c) any obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, including all Capital Leases, (d) any guaranties, endorsements, and other contingent obligations with respect to the principal of the Liabilities or obligations of others, and (e) the greater of (i) such Person’s Share of any Liabilities of Unconsolidated Affiliates, and (ii) the amount of any Liabilities of Unconsolidated Affiliates in which the holder of such Liabilities has recourse against such Person for repayment, and “Liability” means any of the Liabilities. “Liabilities” shall not include any amounts attributable to minority interests disclosed in the consolidated Financial Statements of the Companies.

“Lien” means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other substantially similar arrangement for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

“Litigation” means any action by or before any Governmental Authority.

“Loan Documents” means (a) this Agreement, certificates, and reports delivered under this Agreement, and exhibits and schedules to this Agreement, (b) the Notes, (c) the Subsidiary Guaranty, (d) any Interest Rate Agreements with any Lender specifically relating to the Obligation, (e) all other agreements, documents, and instruments executed by Borrowers or any Company in favor of any of the Credit Parties (or any Agent on behalf of the Credit Parties) ever delivered in connection with or under this Agreement, (f) all LCs and LC Agreements, and (g) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

“Marketable Securities” means Stock that is (a) regularly traded on a nationally recognized United States public exchange or market acceptable to Administrative Agent on which securities, debt instruments, and/or mutual funds are regularly traded, and (b) not subject to any federal or state securities laws or other laws which restrict or limit its sale or transfer.

“Material Adverse Event” means any circumstance or event that, individually or collectively with other circumstances or events, reasonably is expected to result in any (a) material impairment of the ability of any Borrower to perform any of its respective payment or other obligations under any Loan Document, (b) material impairment of the ability of any Credit Party to enforce (i) any of the obligations of any Borrower under this Agreement or the other Loan Documents, or (ii) any of their respective Rights under the Loan Documents, or (c) material and adverse effect on the financial condition of the Companies. taken as a whole, or any Borrower.

“Material Environmental Event” means, with respect to any Borrowing Base Property, (a) a violation of any Environmental Law with respect to such Borrowing Base Property, or (b) the presence of any Hazardous Substance on, about, or under such Borrowing Base Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could result in a material adverse affect on the value or operations of such Borrowing Base Property.

“Maturity Date” means July 31, 2004 as such date may be extended pursuant to Section 3.21.

“Maximum Amount” and “Maximum Rate” respectively mean, for any Agent or any Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Governmental Requirement, such Agent or Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

“Moody’s” means Moody’s Investors Service, Inc., or, if Moody’s no longer publishes ratings, then another ratings agency acceptable to Administrative Agent.

“Moody’s Rating” means the most recently-announced actual or implied rating from time to time of Moody’s assigned to the Trust or any class of long-term senior, unsecured debt securities issued by the Trust, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.

“Multi-employer Plan” means a multi-employer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Borrower or any of its Consolidated Affiliates (or any Person that, for purposes of Title IV of ERISA, is a member of any Borrower’s controlled group or is under common control with any Borrower within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

“Net Income” means, for any Person for any period, the net earnings (or loss) after taxes of such Person determined in accordance with GAAP.

“Net Proceeds” means, with respect to any Equity Issuance or Hotel Sale by any Company, the amount of cash received by such Company in connection with such transaction after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction: (a) reasonable brokerage commissions, attorneys’ fees, finder’s fees, financial advisory fees, accounting fees, underwriting fees, investment banking fees, and other similar commissions and fees (and expenses and disbursements of any of the foregoing), in each case, to the extent paid by such Company; (b) printing and related expenses and filing, recording, or registration fees or charges or similar fees or charges paid by such Company; (c) taxes paid or payable by such Company to any Governmental Authority as a result of such transaction; (d) in the case of a Hotel Sale, the greater of (i) the amount of Indebtedness secured by a Lien in the applicable Hotel repaid out of the cash received by such Company, and (ii) an amount equal to fifty percent (50%) of the greater of (A) the Implied Value of the applicable Hotel (or the applicable interest therein), (B) the appraised value of the applicable Hotel (or the applicable interest therein) pursuant to an appraisal acceptable to Administrative Agent, and (C) the gross sales price of the applicable Hotel; and (e) in the case of a Hotel Sale, any escrowed funds and any reserves for indemnification and environmental obligations.

“Non-Recourse Debt” means, for any Person, any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions.

“Notes” means one of the promissory notes substantially in the form of Exhibit D, and “Note” means any one of the Notes.

“Obligation” means all present and future indebtedness and obligations, and all renewals, increases, and extensions thereof, or any part thereof, now or hereafter owed to any Credit Party by any Borrower under any Loan Document, together with all interest accruing thereon, fees, costs, and expenses (including all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of Rights under the Loan Documents.

“Obligors” means Borrowers and Subsidiary Guarantors, and “Obligor” means any one of the Obligors.

“Operating Lease” means, with respect to any Hotel owned or ground leased by a Company, the lease agreement executed by such Company and the Lessee of such Hotel.

“Participant” is defined in Section 13.11(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

“Permitted Distributions” means: (a) for the Trust in any fiscal year of the Trust, the greater of (i) the lesser of (A) an amount not to exceed ninety percent (90%) of the Trust’s Funds from Operations for the immediately preceding fiscal year, and (B) an amount not to exceed the Trust’s Cash Available for Distribution for the immediately preceding fiscal year, and (ii) the amount of Distributions required to be paid during such fiscal year in order for the Trust to qualify as a REIT; and (b) for the Partnership in any fiscal year of the Partnership, the amount of Distributions required to be paid during such fiscal year in order for the Trust to qualify as a REIT.

“Permitted Liens” means:

(a) Liens, if any, granted to Administrative Agent, for the ratable benefit of the Credit Parties, to secure the Obligation;

(b) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs;

(c) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real Property, provided that such items do not materially impair the use of such Property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens imposed by mandatory provisions of any Governmental Requirement such as for materialmen’s, mechanic’s, warehousemen’s, and other like Liens arising in the ordinary course of business,

securing payment of any Liability whose payment is not yet due or that is being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or other security (and otherwise reasonably acceptable to Administrative Agent) have been provided;

(e) Liens for taxes, assessments, and governmental charges or assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or other security (and otherwise reasonably acceptable to Administrative Agent) have been provided;

(f) Liens securing assessments or charges payable to a Property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or other security (and otherwise reasonably acceptable to Administrative Agent) have been provided; and

(g) Operating Leases and management agreements entered into in the ordinary course of business on customary terms and otherwise permitted hereunder.

“Permitted Redemptions” means the Redemption by the Trust of its Stock and the Redemption by the Partnership of its Stock for aggregate cash in an amount not to exceed in any calendar year the lesser of (a) ninety percent (90%) of Adjusted FFO, and (b) one hundred percent (100%) of Adjusted CAD.

“Person means any individual, trust, corporation, partnership, limited liability company, joint venture, unincorporated organization, or other similar entity, or any Governmental Authority.

“Potential Default” means the occurrence of any event or the existence of any circumstance that could, upon notice or lapse of time or both, become a Default.

“Principal Debt” means, for a Lender and at any time, the unpaid principal balance of all outstanding Borrowings from such Lender hereunder as of such date.

“Property” means assets and properties, whether real, personal, or mixed, tangible or intangible.

“Pro Rata” and “Pro Rata Share” means, when determined for any Lender, the proportion (stated as a percentage) that (a) such Lender’s Commitment, or, if the Total Commitments shall have been terminated, then of the sum of (without duplication) (i) the Principal Debt of such Lender’s Note plus (ii) the LC Exposure of such Lender, bears to (b) the Total Commitment, or, if the Total Commitments have been terminated, then of the sum of (without duplication) (i) the Total Principal Debt of the Notes plus (ii) the LC Exposure of all Lenders.

“Qualified Property” has the meaning set forth in Section 4.2(b).

“Recourse Debt” means, for any Person, indebtedness of such Person that is not Non-Recourse Debt.

“Redemption” means, with respect to any Stock issued by a Person, the retirement, redemption, purchase, or other acquisition for value of such Stock by such Person,

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a “real estate investment trust” for purposes of the Code.

“Representatives” means representatives, officers, directors, employees, attorneys, and agents.

“Required Lenders” means, as of any date, any combination of Lenders (other than Defaulting Lenders) who collectively hold sixty-six and two-thirds percent (66 2/3%) or more of the Total Commitments (excluding the Commitments of Defaulting Lenders), or if the Total Commitments have been terminated then of the sum of (without duplication) (a) the Total Principal Debt of the Notes (other than of any Defaulting Lenders) plus (b) the LC Exposure of all Lenders (other than of any Defaulting Lenders).

“Reserve Requirement” means, with respect to any Eurodollar Borrowing for the relevant Interest Period, the actual aggregate reserve requirements (including all basic, supplemental, emergency, special, marginal, and other reserves required by applicable Governmental Requirement) applicable to a member bank of the Federal Reserve System for eurocurrency fundings or liabilities.

“Responsible Officer” means, for any Person, any chairman, president, chief executive officer, chief financial officer, controller, secretary, executive vice president, senior vice president, or vice president of such Person.

“Rights” means rights, remedies, powers, privileges, and benefits.

“Rooms” means rooms or suites in service in an existing and operating extended stay, full service, or limited service hotel.

“Secured Debt” means, for any Person, Indebtedness of such Person secured by Liens (other than Permitted Liens) in any of such Person’s Properties or other assets.

“Secured Recourse Debt” means Secured Debt of a Consolidated Affiliate of the Trust that is also Recourse Debt of such Consolidated Affiliate and of a Borrower.

“Share” means, for any Person, such Persons share of the assets, liabilities, revenues, income, losses, or expenses of an Unconsolidated Affiliate based upon the greater of (a) such Person’s percentage membership of the Stock of such Unconsolidated Affiliate, and (b) such Person’s relative direct and indirect share (calculated as a percentage) of the economic benefits and risks of such Unconsolidated Affiliate determined in accordance with the applicable provisions of the Constituent Documents of such Unconsolidated Affiliate.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, and (b) such Person is able to pay and is paying its Liabilities as they mature.

“S & P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, or if S & P no longer publishes ratings, then another ratings agency acceptable to Administrative Agent.

“S & P Rating” means the most recently-announced actual or implied rating from time to time of S & P assigned to the Trust or any class of long-term senior, unsecured debt securities issued by the Trust, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, or other ownership interests (regardless of how designated) of or in a corporation, partnership, limited liability company, trust, or other entity, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subsidiary Guarantors” means each Consolidated Affiliate of the Trust that executes the Subsidiary Guaranty pursuant to Section 4.6, and “Subsidiary Guarantor” means any one of the Subsidiary Guarantors.

“Subsidiary Guaranty” means the Unconditional Guaranty of Payment dated of even date herewith, executed by each of the Subsidiary Guarantors in favor of the Credit Parties, and substantially in the form of Exhibit E.

“Summerfield Lessees” means the Lessees listed on Schedule 2.2, and “Summerfield Lessee” means any one of the Summerfield Lessees.

“Syndication Agent” is defined in the preamble.

“Tangible Net Worth” means, as of any date, (a) Total Assets, minus (b) all Liabilities of the Companies, on a consolidated basis, as of such date.

“Taxes” means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

“Termination Date” means the earlier of (a) the Maturity Date, and (b) the effective date that Lenders’ commitments to lend hereunder are otherwise canceled or terminated in accordance with this Agreement.

“Total Assets” means, for the Companies, on a consolidated basis, as of any date, all assets of such Person determined in accordance with GAAP.

“Total Commitment” means, at any time, the sum of the Commitments of all Lenders.

“Total Indebtedness to Implied Value Ratio” means, as of any date, the ratio of (a) all Indebtedness of the Companies, on a consolidated basis, as of such date, to (b) the sum of (i) the Implied Value of all Hotels owned by the Companies and that have been in service for more than twelve (12) months as of the determination date, plus (ii) the Companies’ Share of the Implied Value of all Hotels owned by Unconsolidated Affiliates and that have been in service for more than twelve (12) months as of the determination date, plus (iii) the Approved Costs of all Hotels owned by the Companies and that have been in service for less than twelve (12) months as of the determination date, plus (iv) the Companies’ Share of the Approved Costs of all Hotels owned by Unconsolidated Affiliates and that have been in service for less than twelve (12) months as of the determination date, plus (v) the Approved Costs of all Hotels owned by the Companies that are under construction, plus (vi) the Companies’ Share of the Approved Costs of all Hotels owned by Unconsolidated Affiliates that are under construction, plus (vii) the sum of the Companies’ investments in all cash, Cash Equivalents, and Marketable Securities.

“Total Principal Debt” means, at any time, the sum of the Principal Debt of all Lenders.

“Type” means any type of Borrowing determined with respect to the applicable interest option.

“Unconsolidated Affiliate” means, in respect of any Person, any other Person in whom such Person holds Stock and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Hotels” means, as of any date, all Hotels in which a Borrower or any Subsidiary Guarantor owns fee simple title or leasehold interests, in each case free and clear of any Liens {other than Permitted Liens), and “Unencumbered Hotel” means any one of the Unencumbered Hotels.

“Unsecured Debt” means, for any Person, indebtedness of such Person that is not Secured Debt.

“Unsecured Debt to Unencumbered Implied Value Ratio” means, as of any date, the ratio of (a) the sum of (i) the Total Commitment, plus (ii) all Unsecured Debt (other than the Total Principal Debt) of the Companies, on a consolidated basis, as of such date, to (b) the sum of (i) the Implied Value of all Unencumbered Hotels that have been in service for more than twelve (12) months as of the determination date, plus (ii) the Approved Costs of all Unencumbered Hotels that have been in service for less than twelve (12) months as of the determination date, plus (iii) the Approved Costs of all Unencumbered Hotels under construction to the extent financed with Advances under this Agreement, plus (iv) the sum of the Companies’ investments in all cash, Cash Equivalents, and Marketable Securities that are not subject to any Lien (other than Permitted Liens).

1.2 Time References. Unless otherwise specified in the Loan Documents (a) time references are to time in Dallas, Texas, and (b) in calculating a period from one date to another, the word “from” means “from and including” and the word “to” or “until” means “to but excluding.”

1.3 Other References. Unless otherwise specified in the Loan Documents (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) headings and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to “telecopy,” “facsimile,” “fax,” or similar terms are to facsimile or telecopy transmissions, (f) references to “including” mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Governmental Requirement include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

1.4 Accounting Principles. Under the Loan Documents, unless otherwise stated, (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this Agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable (except for changes in accounting principles adequately disclosed and in conformity with GAAP) in all material respects to those applied during the preceding comparable period, and (d) all accounting and financial terms and compliance with financial covenants must be for the Companies, on a consolidated basis, as applicable. If there is a change in GAAP after the date hereof, then each Compliance Certificate shall include calculations setting forth the adjustments from the relevant financial items as shown in the Current Financials, based on the then-current GAAP, to the corresponding financial items based on GAAP as used in the Current Financials delivered to Administrative Agent on or prior to the date hereof, so as to demonstrate how such financial covenant compliance was derived from the Current Financials.

1.5 Joint and Several

(a) All representations contained herein shall be deemed individually made by each Borrower, and each of the covenants, agreements, and obligations set forth herein shall be deemed to be the joint and separate covenants, agreements, and obligations of each Borrower. Any notice, request, consent, report, or other information or agreement delivered to any Credit Party by any Borrower shall be deemed to be ratified by, consented to, and also delivered by the other Borrowers. Each Borrower recognizes and agrees that each covenant and agreement of a “Borrower” and “Borrowers” in this Agreement and in any other Loan Document shall create a joint and several obligation of such entities, which may be enforced against such entities jointly, or against each entity separately.

(b) Each Borrower hereby irrevocably and unconditionally agrees: (i) that it is jointly and severally liable to the Credit Parties for the full and prompt payment of the Obligation and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) to fully and promptly perform all of its obligations hereunder with respect to the Obligation; and (iii) as a primary obligation to indemnify each Credit Party on demand for and against any loss (excluding losses arising out of the gross negligence or willful misconduct of any Credit Party) incurred by such Credit Party as a result of any of the obligations of any one or more of Borrowers being or becoming void, voidable, unenforceable, or ineffective for any reason whatsoever, whether or not known to any Credit Party or any Person, the amount of such loss (excluding losses arising out of the gross negligence or willful misconduct of any Credit Party) being the amount which the Credit Parties would otherwise have been entitled to recover from any one or more Borrowers.

SECTION 2

COMMITMENT

2.1 Revolving Facility. Subject to the provisions in the Loan Documents, each Lender severally and not jointly agrees to lend to Borrowers such Lender’s Pro Rata Share of one or more Borrowings hereunder which Borrowers may borrow, repay, and reborrow under this Agreement, subject to the following conditions:

(a) each Borrowing requested by Borrowers hereunder must occur on a Business Day and no later than the Business Day immediately preceding the Termination Date;

(b) each Borrowing requested by Borrowers must be in an amount not less than $1,000,000 or a greater multiple of $100,000;

(c) the Commitment Usage may not exceed the lesser of (i) the Borrowing Base, and (ii) the Total Commitment; and

(d) the sum of (i) each Lender’s Principal Debt plus (ii) such Lender’s Pro Rata Share of the LC Exposure may not exceed such Lender’s Commitment.

2.2 Borrowing Procedure. The following procedures apply to Borrowings:

(a) Borrowers may request a Borrowing by submitting to Administrative Agent a Borrowing Request; provided, however, that Borrowers may not request more than three (3) Borrowings (other than a Continuation or Conversion of an existing Borrowing) in any calendar month. The Borrowing Request must be received by Administrative Agent no later than 11:00 am. on (i) the third (3rd) Business Day preceding the Borrowing Date for any Eurodollar Borrowing, or (ii) the Business Day preceding the Borrowing Date for any Base Rate Borrowing. Administrative Agent shall promptly notify each Lender of its receipt of any Borrowing Request and its contents. A Borrowing Request is irrevocable and binding on Borrowers,

(b) By 11:00 a, in on the applicable Borrowing Date, each Lender shall remit its Pro Rata Share of each requested Borrowing by wire transfer to Administrative Agent pursuant to Administrative Agent’s wire transfer instructions on Schedule 1 (or as otherwise directed by Administrative Agent) in funds that are available for immediate use by Administrative Agent. Subject to receipt of such funds, Administrative Agent shall make such funds available to Borrowers in Dallas, Texas at 2:00 p.m. on such Borrowing Date (unless it has actual knowledge that any applicable condition precedent has not been satisfied by Borrowers).

(c) Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to Administrative Agent on the applicable Borrowing Date, and Administrative Agent may, in reliance upon such assumption (but is not required to), make available to Borrowers a corresponding amount_ If a Lender fails to make its Pro Rata Share of any requested Borrowing available to Administrative Agent on the applicable Borrowing Date, then Administrative Agent may recover the applicable amount on demand (i) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to Borrowers by Administrative Agent and ending on (but excluding) the date Administrative Agent recovers the amount from such Lender, or (ii) if such Lender fails to pay its amount upon Administrative Agent’s demand, then from Borrowers, together with interest at an annual interest rate equal to the rate applicable to the requested Borrowing for the period commencing on the Borrowing Date and ending on (but excluding) the date Administrative Agent recovers the amount from Borrowers. No Lender is responsible for the failure of any other Lender to make its Pro Rata Share of any Borrowing.

2.3 Letters of Credit.

(a) Conditions. Subject to the terms and conditions of this Agreement, Issuing Bank agrees, if requested by Borrowers, to issue LCs upon Borrowers’ making or delivering an LC Request and delivering an LC Agreement, both of which must be received by Administrative Agent and Issuing Bank no later than the third (3rd) Business Day before the Business Day on which the requested LC is to be issued, provided that (i) no LC may expire after a date that is one (1) month before the Maturity Date, (ii) the LC Exposure may not exceed the limitations in the definition of LC Sub-facility, (iii) each LC must expire no later than one (1) year following its issuance, (iv) the limitations in Sections 2.1(c) and (d) may not be exceeded, and (v) each LC must be in the minimum amount of $50,000.

(b) Participation. Immediately upon Issuing Bank’s issuance of any LC, Issuing Bank shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in the LC and all applicable Rights of Issuing Bank in the LC — other than Rights to receive certain fees provided in Section 3.20(d) to be for Issuing Bank’s sole account.

(c) Reimbursement Obligation. To induce Issuing Bank to issue and maintain LCs, and to induce Lenders to participate in issued LCs, Borrowers agree, jointly and severally, to pay or reimburse Issuing Bank (i) on the second (2nd) Business Day after Issuing Bank notifies Administrative Agent and Borrowers that Issuing Bank has made payment under a LC, the amount paid by Issuing Bank, and (ii) within five (5) Business Days after demand, the amount of any additional fees Issuing Bank customarily charges for amending LCs Agreements, for honoring drafts under LCs, and for taking similar action in connection with letters of credit. If Borrowers have not reimbursed Issuing Bank for any drafts paid by the date on which reimbursement is required under this Section, then Administrative Agent is irrevocably authorized to fund Borrowers’ reimbursement obligations as a Base Rate Borrowing if the conditions in this Agreement for such a Borrowing (other than any notice requirements or minimum funding amounts) have, to Administrative Agent’s knowledge, been satisfied. Borrowers shall have the right to Convert such Base Rate Borrowing to a Eurodollar Borrowing pursuant to the terms and conditions set forth in Section 3.10. The proceeds of that Borrowing shall be advanced directly to Issuing Bank to pay Borrowers’ unpaid reimbursement obligations. If funds cannot be advanced as a result of Borrowers’ failure to satisfy any condition precedent set forth in Section 5, then Borrowers’ reimbursement obligation shall constitute a demand obligation. Borrowers’ obligations under this Section are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment that any Borrower may have at any time against Issuing Bank or any other Person. From the date that Issuing Bank pays a draft under a LC that is not repaid with a Borrowing as described above until Borrowers either reimburse or are obligated to reimburse Issuing Bank for that draft under this Section, the amount of that draft bears interest payable to Issuing Bank at the rate then applicable to Base Rate Borrowings. from the demand date of the respective amounts due under this Section, to the date paid (including any payment from proceeds of a Base Rate Borrowing), unpaid reimbursement amounts accrue interest that is payable on demand at the Default Rate.

(d) General. Issuing Bank shall promptly notify Administrative Agent and Borrowers of the date and amount of any draft presented for honor under any LC (but failure to give notice will not affect Borrowers’ obligations under this Agreement). Issuing Bank shall pay the requested amount upon presentment of a draft unless presentment on its face does not comply with the terms of the applicable LC Borrowers’ reimbursement obligations to Issuing Bank and Lenders, and each Lender’s obligations to Issuing Bank, under this Section are absolute and unconditional irrespective of, and Issuing Bank is not responsible for, the validity, enforceability, sufficiency, accuracy, or genuineness of documents or endorsements (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent, or forged), (ii) any dispute by any Company with or any Company’s claims, setoffs, defenses, counterclaims, or other Rights against any Credit Party or any other Person, or (iii) the occurrence of any Potential Default or Default. However, nothing in this Agreement constitutes a waiver of Borrowers’ Rights to assert any claim or defense based upon the gross negligence or willful misconduct of any Credit Party. Issuing. Bank shall promptly pay to Administrative Agent for Administrative Agent to promptly distribute reimbursement payments received from any Borrower to all Lenders according to their Pro Rata Share.

(e) Obligation of Lenders. If Borrowers fail to reimburse Issuing Bank as provided in Section 2.3(c) by the date on which reimbursement is due under that Section, and funds cannot be advanced under Section 2.1 to satisfy the reimbursement obligations, then Administrative Agent shall promptly notify each Lender of Borrowers’ failure, of the date and amount paid, and of each Lender’s Pro Rata Share of the unreimbursed amount. Each Lender shall promptly and unconditionally snake available to Administrative Agent, for the account of Issuing Bank, in immediately available funds its Pro Rata Share of the unpaid reimbursement obligation, subject to the limitations of Section 2.1(d). Funds are due and payable to Administrative Agent before the close of business on the Business Day when Administrative Agent gives notice to each Lender of Borrowers’ reimbursement failure (if notice is given before 1:00 p.m.) or on the next succeeding Business Day (if notice is given after 1:00 p.m). All amounts payable by any Lender accrue interest after the due date at the Federal Funds Rate from the day the applicable draft or draw is paid by Administrative Agent to (but not including) the date the amount is paid by such Lender to Administrative Agent. Upon receipt of any such funds, Administrative Agent shall make them available to Issuing Bank.

(f) Duties of Issuing Bank. Each Credit Party and each Borrower agree that, in paying any draft under any LC, Issuing Bank has no responsibility to obtain any document (other than any documents expressly required by the respective LC) or to ascertain or inquire as to any document’s validity, enforceability, sufficiency, accuracy, or genuineness or the authority of any Person delivering it. Neither Issuing Bank nor its Representatives will be liable to any Credit Party or any Company for any LC’s use or for any beneficiary’s acts or omissions (including, without limitation, any acts or omissions constituting ordinary negligence). Any action, inaction, error, delay, or omission taken or suffered by Issuing Bank or any of its Representatives in connection with any LC, applicable drafts or documents, or the transmission, dispatch, or delivery of any related message or advice, if in good faith and in conformity with applicable Governmental Requirements and in accordance with the standards of care specified in the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (as amended or modified), is binding upon the Companies and the Credit Parties and, except as provided in Section 2.3(e), does not place Issuing Bank or any of its Representatives under any resulting liability to any Company or any Credit Party. Issuing Bank is not liable to any Company or any Credit Party for any action taken or omitted, in the absence of gross negligence or willful misconduct, by Issuing Bank or its Representative in connection with any LC.

(g) Cash Collateral. On the Termination Date and if requested by Required Lenders while a Default exists, Borrowers shall provide Administrative Agent, for the ratable benefit of Issuing Bank and Lenders, cash collateral in an amount to equal the then-existing LC Exposure.

(h) INDEMNIFICATION. EACH BORROWER SHALL PROTECT, INDEMNIFY, PAY, AND SAVE EACH CREDIT PARTY, AND THEIR RESPECTIVE REPRESENTATIVES, HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, DAMAGES, COSTS, CHARGES, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) WHICH ANY OF THEM MAY INCUR OR BE SUBJECT TO AS A CONSEQUENCE OF THE ISSUANCE OF ANY LC, ANY DISPUTE ABOUT IT, OR THE FAILURE OF ISSUING BANK TO HONOR A DRAW

REQUEST UNDER ANY LC AS A RESULT OF AN ACTOR OMISSION (WHETHER RIGHT OR WRONG) OF ANY PRESENT OR FUTURE GOVERNMENTAL AUTHORITY. ALTHOUGH EACH CREDIT PARTY, AND THEIR RESPECTIVE REPRESENTATIVES, HAVE THE RIGHT TO BE IDENTIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN ORDINARY NEGLIGENCE, NO PERSON IS ENTITLED TO INDEMNITY UNDER THE FOREGOING FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(i) LC Agreements. Although referenced in any LC, terms of any particular agreement or other obligation to the beneficiary are not incorporated into this Agreement in any manner. The fees and other amounts payable with respect to each LC are as provided in this Agreement, drafts under each LC are part of the Obligation, only the events specified in this Agreement as a Default shall constitute a default under any LC or LC Agreement, and the terms of this Agreement control any conflict between the terms of this Agreement and any LC Agreement.

2.4 Competitive Bid Facility. If the Trust achieves an Investment Grade Rating, then Lenders agree that, upon the written request of Borrowers to Administrative Agent, Borrowers and the Credit Parties shall enter into negotiations to amend this Agreement to provide for an uncommitted competitive advance facility pursuant to which Borrowers may obtain competitive advances from Lenders through an auction mechanism. The competitive advance facility shall include terms, conditions, and fees acceptable to Borrowers and the Credit Parties.

SECTION 3

TERMS OF PAYMENT

3.1 Notes and Payments.

(a) The Total Principal Debt shall be evidenced by the Notes, which Notes shall be payable by each Borrower, jointly and severally, to Lenders in the aggregate stated principal amount of the Total Commitment, or so much thereof as shall be outstanding at maturity.

(b) Borrowers must make each payment and prepayment on the Obligation, without offset, counterclaim, or deduction, to Administrative Agent’s principal office in Dallas, Texas, in Dollars that will be available for immediate use by Administrative Agent by 2:00 p.m. on the day due. Payments received after such time shall be deemed received on the next Business Day. Administrative Agent shall pay to each Lender any payment to which such Lender is entitled on the same day Administrative Agent receives the funds from Borrowers if Administrative Agent receives the payment or prepayment before 2,00 p.m, and otherwise before 2:00 p.m on the following Business Day. If and to the extent that Administrative Agent does not make payments to any Lender when due, then Administrative Agent shall be obligated to pay to such Lender such unpaid amounts together with interest at the Federal Funds Rate from the due date until (but not including) the payment date.

3.2 Interest and Principal Payments.

(a) Interest Payments.

(i) Subject to Section 13.2, accrued interest on each Base Rate Borrowing is due and payable on the last day of each calendar month during the term of this Agreement, commencing on August 31, 2001, and on the Termination Date; provided, however, that interest with respect to any Base Rate Borrowing shall also be due and payable on the Conversion date of any such Borrowing to a Eurodollar Borrowing.

(ii) Subject to Section 13.2, accrued interest on each Eurodollar Borrowing shall be due and payable as it accrues on the last day of its respective Interest Period; provided that if any Interest Period is greater than three (3) months, then accrued interest shall also be due and payable on the date that is three (3) months after the commencement of such Interest Period.

(b) Principal Payments. The Total Principal Debt is due and payable on the Termination Date.

(c) Voluntary Prepayment. Borrowers may voluntarily repay or prepay all or any part of the Total Principal Debt at any time without premium or penalty, subject to the following conditions:

(i) Administrative Agent must receive Borrowers’ written payment notice by 11:00 a.m. at least three (3) Business Days preceding the date of payment of any Borrowing, which shall specify the payment date and the Type and amount of the Borrowing(s) to be paid, and which shall constitute an irrevocable and binding obligation of Borrowers to make a repayment or prepayment on the designated date;

(ii) each partial repayment or prepayment must be in a minimum amount of at least $500,000 and be an integral multiple of $100.000, or, if such repayment or prepayment is less than $500.000, then equal to the Total Principal Debt plus all accrued interest thereon; and

(iii) Borrowers shall pay any related Funding Loss upon demand.

3.3 Interest Options. Except as specifically otherwise provided, Borrowings shall bear interest at an annual rate equal to the lesser of (a) the Base Rate plus the Applicable Margin, or the Adjusted Eurodollar Rate plus the Applicable Margin (in each case as designated or deemed designated by Borrowers and, in the case of Eurodollar Borrowings, for the Interest Period designated by Borrowers), and (b) the Maximum Rate. Each change in the Base Rate and Maximum Rate is effective, without notice to Borrowers or any other Person, upon the effective date of change.

3.4 Quotation of Rates. A Representative of Borrowers may call Administrative Agent before delivering a Borrowing Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind Administrative Agent or Lenders or affect the interest rate that is actually in effect when Borrowers deliver its Borrowing Request or on the Borrowing Date.

3.5 Default Rate. If permitted by applicable law, all past-due Principal Debt (at its stated maturity or upon acceleration) and past-due interest acting on any of the foregoing, shall bear interest from the date of any Default at the Default Rate until paid, regardless of whether payment is made before or after entry of a judgment.

3.6 Interest Recapture. If the designated interest rate applicable to any Borrowing exceeds the Maximum Rate, then the interest rate on that Borrowing is limited to the Maximum Rate, provided than any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by applicable law, Borrowers shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

3.7 Interest Calculations.

(a) Interest shall be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days for all Borrowings (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest shall be calculated on the basis of actual days elapsed and a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

(b) The provisions of this Agreement relating to calculation of the Base Rate and the Adjusted Eurodollar Rate are included only for the purpose of determining the rate of interest or other amounts to be paid under this Agreement that are based upon those rates, Each Lender may fund and maintain its funding of all or any part of each Borrowing as it selects.

3.8 Maximum Rate. Regardless of any provision contained in any Loan Document or any document related thereto, it is the intent of the parties to this Agreement that no Credit Party may contract for, charge, take, reserve, receive or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or receive any unearned interest in violation of any applicable law, and, if any Credit Party ever does so, then any excess shall be treated as a partial repayment or prepayment of principal and any remaining excess shall be refunded to Borrowers. In determining if the interest paid or payable exceeds the Maximum Rate, Borrowers and the Credit Parties shall, to the maximum extent permitted under applicable law, (a) treat all Borrowings as but a single extension of credit (and the Credit Parties and Borrowers agree that is the case and that provision in this Agreement for multiple Borrowings is for convenience only), (b) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary repayments or prepayments and their effects, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation. If. however, the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, then the Credit Parties shall refund any excess (and the Credit Parties may not, to the extent permitted by applicable law, be subject to any penalties provided by any Governmental Requirements for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount).

3.9 Interest Periods. When Borrowers request any Eurodollar Borrowing, Borrowers may elect the applicable interest period (each an “Interest Period”), which may be, at Borrowers’ option, seven (7) days (but only if available from all Lenders), one (1) month or two (2), three (3), or six (6) months, subject to the following conditions: (a) the initial Interest Period for a Eurodollar Borrowing commences on the applicable Borrowing Date or Conversion date, and each subsequent Interest Period applicable to any Borrowing commences on the day when the next preceding applicable Interest Period expires; (b) if any Interest Period for a Eurodollar Borrowing begins on a day for which there exists no numerically corresponding Business Day in the calendar month at the end of the Interest Period (“Ending Calendar Month”), then the Interest Period ends on the next succeeding Business Day of the Ending Calendar Month, unless there is no succeeding Business Day in the Ending Calendar Month in which case the Interest Period ends on the next preceding Business Day of the Ending Calendar Month; (c) no Interest Period for any portion of Total Principal Debt may extend beyond the scheduled repayment date for that portion of Principal Debt; and (d) there may not be in effect at any one time more than eight (8) Interest Periods.

3.10 Continuations; Conversions. Borrowers may (a) on the last day of the applicable Interest Period Convert all or part of a Eurodollar Borrowing to a Base Rate Borrowing, (b) at any time Convert all or part of a Base Rate Borrowing to a Eurodollar Borrowing, and (c) on the last day of an Interest Period, Continue a Eurodollar Borrowing for a new Interest Period, Any such Conversion or Continuation is subject to the dollar limits and denominations of Section 2.1 and may be accomplished by delivering a Borrowing Request to Administrative Agent no later than 11:00 ant on the third (3rd) Business Day before (i) the Conversion date for Conversion to a Eurodollar Borrowing, (ii) the last day of the Interest Period, for the Continuation to a new Interest Period, and (iii) the last day of the Interest Period for Conversion to a Base Rate Borrowing. Absent such a Borrowing Notice, a Eurodollar Borrowing shall be Continued as a Eurodollar Borrowing having a one (1) month Interest Period (so long as no Default exists and or the last day of such Interest Period does not extend beyond the Maturity Date, in either such case such Eurodollar Borrowing shall be Converted to a Base Rate Borrowing) when the applicable Interest Period expires.

3.11 Order of Application.

(a) No Default. If no Default exists, then except as otherwise specifically provided in the Loan Documents, any payment shall be applied to the Obligation in the order and manner as Borrowers direct.

(b) Default. If a Default exists, any payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which any Credit Party have not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date); (ii) to accrued interest on the Principal Debt; (iii) to the Total Principal Debt and the remaining Obligation in the order and manner as the Required Lenders deem appropriate; and (iv) as a deposit with Administrative Agent, for the benefit of the Credit Parties, as security for and payment of any LC Exposure.

(c) Pro Rata. Each payment or prepayment shall be distributed to each Lender in accordance with its Pro Rata Share of such payment or prepayment.

3.12 Right of Setoff; Adjustments.

(a) Setoff. Upon the occurrence and during the continuance of any Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify Borrowers after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The Rights of each Lender under this Section are in addition to other Rights (including, without limitation, other Rights of setoff) that such Lender may have.

(b) Adjustments. If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Principal Debt owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff. or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Principal Debt owing to it, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Principal Debt owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with all Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, then such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrowers agree that any Lender so purchasing a participation from a Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its Rights of payment (including the Right of setoff) with respect to such participation as fully as if such Person were the direct creditor of Borrowers in the amount of such participation.

3.13 Booking Borrowings. To the extent permitted by applicable law, any Lender may make, carry, or transfer its Borrowings at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under Section 3.14 than the transferor Lender would have been entitled to receive with respect to those Borrowings, and a transfer may not be made if, as a direct result of it, Section 3.14 or 3.15 would apply to any of the Obligation. If any of the conditions of Sections 3.14, 3.15, or 3.16 ever apply to a Lender, then such Lender shall, to the extent possible, carry or transfer its Borrowings at, to, or for the account of any of its branch offices or the office or branch of any of its Affiliates so long as the transfer is consistent with the other provisions of this Section, does not create any burden or adverse circumstance for such Lender that would not otherwise exist, and eliminates or ameliorates the conditions of Sections 3.14, 3.15, or 3.16 as applicable.

3.14 Increased Cost and Reduced Return.

(a) Change in Laws. If, after the date hereof, the adoption of any applicable Governmental Requirement, or any change in any applicable Governmental Requirement, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:

(i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Borrowing, its Note, or its obligation to make Eurodollar Borrowings, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Borrowings (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to arty extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

(iii) shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments; and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Borrowings or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Borrowings, then Borrowers shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Capital Adequacy. If, after the date hereof, any Lender shall have determined that the adoption of any applicable Governmental Requirement regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Notice. Each Lender shall promptly notify Borrowers and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.14 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.14 shall furnish to Borrowers and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Suspension of Eurodollar Borrowings. If any Lender requests compensation by Borrowers under this Section 3.14, then Borrowers may, by notice to such Lender (with a copy to Administrative Agent). suspend the obligation of such Lender to make or Continue Eurodollar Borrowings, or Convert all Eurodollar Borrowings into Base Rate Borrowings, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.17 shall be applicable); provided that such suspension shall not affect the Right of such Lender to receive the compensation so requested.

3.15 Limitation on Types of Borrowings. If on or prior to the first (1st) day of any Interest Period for any Eurodollar Borrowing:

(a) Administrative Agent is unable to determine the Eurodollar Rate for such Interest Period in accordance with the definition of “Eurodollar Rate;” or

(b) the Required Lenders determine (which determination shall be conclusive) and notify Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to Lenders of funding Eurodollar Borrowings for such Interest Period;

then Administrative Agent shall give Borrowers prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, Lenders shall be under no obligation to make additional Eurodollar Borrowings, Continue any Eurodollar Borrowings, or to Convert any Base Rate Borrowings to Eurodollar Borrowings and Borrowers shall, on the last day(s) of the then-current Interest Period(s) for the outstanding Eurodollar Borrowings, either prepay such Borrowings or Convert such Borrowings into Base Rate Borrowings in accordance with the terms of this Agreement.

3.16 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Borrowings hereunder, then such Lender shall promptly notify Administrative Agent and Borrowers thereof and such Lender’s obligation to make or Continue Eurodollar Borrowings and to Convert Base Rate Borrowings into Eurodollar Borrowings shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Borrowings (in which case the provisions of Section 3.17 shall be applicable).

3.17 Treatment of Affected Loans. If the obligation of any Lender to make or Continue Eurodollar Borrowings or to Convert Base Rate Borrowings into Eurodollar Borrowings shall be suspended pursuant to Sections 3.14, 3.75, or 3.76, such Lender’s Eurodollar Borrowings shall be automatically Converted into Base Rate Borrowings on the last day(s) of the then current Interest Period(s) for all Eurodollar Borrowings (or, in the case of a Conversion required by Section 3.16, on such earlier date as such Lender may specify to Borrowers with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.14, 3.15, or 3.16 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Eurodollar Borrowings have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Borrowings shall be applied instead to its Base Rate Borrowings; and

(b) all Borrowings that would otherwise be made or Continued by such Lender as Eurodollar Borrowings shall be made or Continued instead as Base Rate Borrowings, and all Borrowings of such Lender that would otherwise be Converted into Eurodollar Borrowings shall be Converted instead into (or shall remain as) Base Rate Borrowings.

If such Lender gives notice to Borrowers (with a copy to Administrative Agent) that the circumstances specified in Sections 3.14, 3.15, or 3.16 that gave rise to the Conversion of such Lender’s Eurodollar Borrowings pursuant to this Section 3.17 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), such Lender’s Base Rate Borrowings shall be automatically Converted. on the first days) of the next succeeding interest Period(s) for such outstanding Eurodollar Borrowings, to the extent necessary so that, after giving effect thereto, all Eurodollar Borrowings held by Lenders are held Pro Rata (as to principal amounts, Types, and Interest Periods).

3.18 Compensation. Upon the request of any Lender, Borrowers shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (herein called a “Funding Loss”) incurred by it as a result of:

(a) any payment, prepayment, or Conversion of a Eurodollar Borrowing for any reason (including, without limitation, the acceleration of the Obligation pursuant to Section 11.1) on a date other than the last day of the Interest Period for such Borrowing; or

(b) any failure by Borrowers for any reason (including, without limitation, the failure of any condition precedent specified in Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Borrowing on the date for such borrowing, Conversion. Continuation, or prepayment specified in the relevant Borrowing Notice.

A Funding Loss shall include, without limitation, an amount equal to (i) the Principal Debt of a Eurodollar Borrowing (A) prepaid on a date (the “Prepayment Date”) other than the last day of the applicable Interest Period for such Eurodollar Borrowing, (B) Converted on a date (the “Conversion Date”) other than the last day of the applicable Interest Period for a Eurodollar Borrowing, or (C) not borrowed, Converted, Continued, or prepaid on the applicable date (the “Notice Abandonment Date”) for Borrowing, Conversion, Continuation, or prepayment of such Eurodollar Borrowing specified in the relevant Borrowing Notice, times (ii) the number of days in the period from the Prepayment Date, Conversion Date, or Notice Abandonment Date, as the case may be, through the last day of the Interest Period for the applicable Eurodollar Borrowing so prepaid or Converted (or in the case of a failure to borrow, Convert, Continue, or prepay, the Interest Period for such Eurodollar Borrowing which would have commenced on the date specified for such Borrowing) (the “Terminated Interest Period”) divided by 360, times (iii) the Eurodollar Rate for the applicable Interest Period for such Eurodollar Borrowing (the “Original Interest Period”) less the Eurodollar Rate determined as of the Prepayment Date, the Conversion Date, or the Notice Abandonment Date, as the case may be, for the Terminated Interest Period. If the Eurodollar Rate for the Terminated Interest Period as of the Prepayment Date, the Conversion Date, or the Notice Abandonment Date, as the case may be, is higher than the Eurodollar Rate for the Original Interest Period, or if the amount determined under the immediately preceding sentence is less than $100, then no Funding Loss shall be payable.

3.19 Taxes.

(a) Any and all payments by Borrowers to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes imposed on its income, net receipts, gross income. gross receipts, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or such Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts; deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or any Agent, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.19) such Lender or such Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, (iii) Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrowers shall furnish to Administrative Agent, at its address referred to in Section 13.3, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition. Borrowers agree to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Borrowers agree to indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.19) paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto except for Taxes or Other Taxes arising from such Lender’s gross negligence.

(d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by Borrowers or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide Borrowers and Administrative Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

(e) For any period with respect to which a Lender has failed to provide Borrowers and Administrative Agent with the appropriate form pursuant to Section 3.19(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.19(a) or (b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) If Borrowers are required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.19, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g) Within thirty (30) days after the date of any payment of Taxes, Borrowers shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment.

(h) Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 3.19 shall survive the termination of the Total Commitments and the payment in full of the Notes.

3.20 Fees.

(a) Treatment of Fees. The fees described in this Section 3.20 (i) are not compensation for the use. detention, or forbearance of money, (ii) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (iii) are payable in accordance with Section 3.1(b), (iv) are non-refundable, (v) to the fullest extent permitted by applicable law, bear interest, if not paid when due, at the Default Rate, and (vi) are calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of 360 days, unless computation would result in an interest rate in excess of the Maximum Rate in which event the computation is made on the basis of actual days elapsed and a year of 365 or 366 days, as the case may be. The fees described in this Section 3.20 are in all events subject to the provisions of Section 3.8.

(b) Agent Fees. Borrowers shall pay to Administrative Agent, the fees specified in the letter agreement between Administrative Agent and Borrowers, which fees shall be for the account of Administrative Agent and for the account of Lenders as shall be agreed between Administrative Agent and each Lender,

(c) Lenders’ Fees. Borrowers shall pay to Administrative Agent, for the account of each Lender, a quarterly facility fee (prorated for partial quarters) equal to the sum of the amounts obtained by multiplying the Commitment of such Lender times a per annum rate equal to one-tenth of one percent (0.10%). Such facility fee shall accrue commencing on the Closing Date, and shall be due and payable on the last day of each March, June, September, and December during the term hereof, convincing on September 30, 2001, and on the Termination Date, based upon the Commitment for such Lender for each day during the quarter ending on such date.

(d) LC Fees. As an inducement for the issuance (including, without limitation, the extension) of each LC, Borrowers agree to pay to Administrative Agent:

(i) For the ratable account of each Lender, on the day the fee is payable, an issuance fee, payable quarterly in arrears, equal to the greater of (A) the product of the average face amount of such LC during each applicable quarterly period times one percent (1%) per annum, and (B) $1,000; and

(ii) For the account of Issuing Bank, payable on the date of issuance, an issuance fee, equal to the product of the average face amount of such LC during each applicable quarterly period times one-quarter of one percent (.25%) per annum.

(e) Extension Fees. Upon the extension of the Maturity Date, as provided in Section 3.21, Borrowers agree to pay Administrative Agent, on or before the original Maturity Date, for the ratable account of Consenting Lenders (as defined in Section 3.21), an extension fee equal to one-quarter of one percent (.25%) of the Total Commitment.

3.21 Extension of Maturity Date. Borrowers may request one-year extensions of the Maturity Date by making such request in writing (an “Extension Request”) to Administrative Agent at least thirty (30) days prior to each July 31 during the term of this Agreement (except for the July 31 that is the then-existing Maturity Date). Administrative Agent shall promptly notify each Lender of any such Extension Request (the date Administrative Agent receives such Extension Request being the “Request Date”) and each Lender shall notify Administrative Agent within thirty (30) days after the Request Date whether such Lender consents to such extension; provided that the failure to respond by Administrative Agent or any Lender to an Extension Request shall be deemed to be a denial of such consent by such Person. If Lenders having a Pro Rata Share of at least sixty-six and two-thirds percent (66 2/3%) consent to such extension (such Lenders being “Consenting Lenders” and the Lenders not consenting being “Non-Consenting Lenders”) within thirty (30) days after the Request Date (the date Administrative Agent receives the necessary consents to such extension and receives or is deemed to have received the consent or denial of consent of all Lenders being the “Approval Date”), then the then-existing Maturity Date shall be extended for one (1) year as to the Consenting Lenders so long as (a) no Default or Potential Default exists, (b) Borrowers, on or before ninety (90) days after the Approval Date, either (i) pays to the Non-Consenting Lenders the Principal Debt owing to such Non-Consenting Lenders, together with all accrued unpaid interest thereon, all fees, and any Funding Loss payable under Section 3.18 owing to such Non-Consenting Lenders, in which case the Commitment of each such Non-Consenting Lenders shall be terminated, or (ii) effect one or more assignments from the Non-Consenting Lenders to a new Lender or Lenders pursuant to Section 13.11 who shall also consent to the extension of the then-existing Maturity Date, and (c) Borrowers pay to Administrative Agent, for the account of the Consenting Lenders, the extension fee set forth in Section 3.20(e). Any such assignment to a new Lender or Lenders shall be subject to the payment to the assigning Lender an amount equal to the Principal Debt owing to such assigning Lender as of the effective date of such assignment, together with all accrued unpaid interest thereon, all fees, and any Funding Loss payable under Section 3.18 as a result of such payment to the assigning Lender by the assignee Lender. Administrative Agent agrees to exercise its reasonable best efforts to assist Borrowers in identifying prospective assignees of the Non Consenting Lenders’ Commitments hereunder-, provided, however, that Administrative Agent has no obligation to ensure that any such assignees will agree to purchase assignments from the Non-Consenting Lenders. Any Non-Consenting Lender shall, on the effective date of the termination of such Non-Consenting Lender’s Commitment or the assignment to another Lender described above, cease to be a “Lender” for purposes of this Agreement, provided that Borrowers shall continue to be obligated to such Lender under Section 7.12 with respect to Indemnified Liabilities (as defined in Section 7.12) arising prior to such date. If Borrowers fail to effect assignments from the Non-Consenting Lenders to a new Lender or Lenders within ninety (90) days after the Approval Date, then Borrowers may elect to not extend the then-existing Maturity Date, as provided herein, by giving Administrative Agent written notice thereof within ninety-five (95) days after the

Approval Date. In such event. Borrowers shall not be required to pay the extension fee set forth in Section 3.20(e).

3.22 Option to Replace Lenders. If any Lender shall make demand for payment or reimbursement pursuant to Section 3.14(a) or Section 3.14(b) or notifies Borrowers of the occurrence of the circumstances described in Section 3.15(b), then, provided that (a) no Default has occurred and is continuing, and (b) the circumstances resulting in such demand for payment or reimbursement are not applicable to all Lenders, Borrowers may terminate the Commitment of such Lender, in whole but not in part, by either (i) (A) giving such Lender and Administrative Agent not less than five (5) Business Days’ written notice thereof, which notice shall be irrevocable and effective only upon receipt thereof by such Lender and Administrative Agent and shall specify the date of such termination, and (B) paying such Lender (and there shall become due and payable) on such date the outstanding Principal Debt of all Borrowings made by such Lender, all interest thereon, and any other Obligation owed to such Lender (including any amounts payable under Section 3.18). if any, or (ii) pursuant to the provisions of Section 13.11, proposing the introduction of a replacement Lender satisfactory to Administrative Agent, or obtaining the agreement of one or more existing Lenders, to assume the entire amount of the Commitment of the Lender whose Commitment is being terminated, on the effective date of such termination. Any such assignment to a replacement Lender or an existing Lender shall be subject to the payment to the assigning Lender an amount equal to the Principal Debt owing to such assigning Lender as of the effective date of such assignment, together with all accrued unpaid interest thereon and any Funding Loss payable under Section 3.18 as a result of such payment to the assigning Lender by the assignee Lender. Upon the satisfaction of all the foregoing conditions, such Lender that is being terminated shall cease to be a “Lender” for purposes of this Agreement, provided that Borrowers shall continue to be obligated to such Lender under Section 7.12 with respect to Indemnified Liabilities (as defined in Section 7.12) arising prior to such termination.

SECTION 4

BORROWING BASE

4.1 Borrowing Base

(a) Calculation of Borrowing Base. The “Borrowing Base” shall, as of the last date of each fiscal quarter during the term hereof, be equal to the product of (a) forty percent (40%), and (b) the sum of the following: (i) the Implied Value of each Borrowing Base Property owned by an Obligor and that has been in service for more than twelve (12) months as of such determination date; plus (ii) the Approved Costs of each Borrowing Base Property owned by an Obligor and that have been in service for less than twelve (12) months as of such determination date; provided that the number of Roams in all Borrowing Base Properties that have been in service for less than twelve (12) months as of such determination date may not constitute more than twenty percent (20%) of the total number of Rooms in all Borrowing Base Properties as of such determination date.

(b) Determination of the Capitalization Rate. Administrative Agent shall notify Borrowers within forty-five (45) days prior to any adjustment to the Capitalization Rate for each state in which a Hotel is located based upon market conditions for comparable properties; provided that the Capitalization Rate may not be increased or decreased at any one time by more than one and one-quarter of one percent (1.25%) annually. In determining the “Capitalization Rate,” Lenders agree to consider the operating performance of each Hotel; provided, however, that Lenders shall not be required to adjust the Capitalization Rate based upon such individual Hotel performance.

4.2 Admission of Qualified Properties into the Borrowing Base.

(a) Request for Admission into Borrowing Base. Borrowers shall provide Administrative Agent (with copies for each of Lenders) with a written request for a Hotel to be admitted into the Borrowing Base. Such request shall be accompanied by information regarding such Hotel- including, without limitation, the following, in each case acceptable to Administrative Agent: (i) a general description of the Hotel’s location, market, and amenities; (ii) a property description; (iii) purchase information (including any contracts of sale and closing statements); (iv) a Phase I environmental assessment and, if requested by Administrative Agent based upon issues identified in the Phase I assessment, additional environmental assessments:, (v) copies of title insurance and any surveys; (vi) operating statements; (vii) engineering reports; (viii) evidence of insurance; (ix) copies of all Operating Leases, ground leases, other leases, management agreements, and franchise agreements; (x) a copy of the most-recent appraisal, if available; and (xi) such other information requested by Administrative Agent as shall be necessary in order for Administrative Agent and Required Lenders to determine whether such Hotel is a Qualified Property.

(b) Qualified Properties. In order for a Hotel to be eligible for inclusion in the Borrowing Base (a “Qualified Property”), such Hotel shall have the following characteristics:

(i) a Borrower or a ninety-nine percent (99%)-owned Consolidated Affiliate of the Partnership that is a Subsidiary Guarantor shall have good and indefeasible title to such Hotel, free and clear of all Liens (except for Permitted Liens);

(ii) such Hotel is an existing and operating extended stay, full service, or limited service Hotel located in the United States;

(iii) all Operating Leases shall be substantially in the form previously approved by Administrative Agent or otherwise acceptable to Administrative Agent;

(iv) all Lessees shall be either (A) an IHI Lessee, a Summerfield Lessee, or an Affiliate thereof. (B) a wholly-owned Consolidated Affiliate of the Trust that is a Subsidiary Guarantor, or (C) another Person acceptable to Required Lenders; and

(v) all ground leases, if any, with respect to such Hotel shall be acceptable to Administrative Agent.

(c) Approval of Required Lenders. Each Hotel shall be subject to Required Lenders’ approval for admission to the Borrowing Base after evaluation of such Hotel’s market area, location, access, and design Administrative Agent shall provide Borrowers with written notice of whether Required Lenders have approved a Hotel for admission into the Borrowing Base.

(d) Other Requirements Respecting the Borrowing Base. During the term hereof, (i) once five (5) Hotels have been admitted into the Borrowing Base, there shall always be at least five (5) Hotels admitted into the Borrowing Base, and (ii) the principal balance of the Obligation shall not be less than $1.00, in each case unless otherwise consented to by Required Lenders.

(e) Computation of Adjusted Net Operating Income. Borrowers shall deliver to Administrative Agent quarterly commutations of Adjusted NOI with the Borrowing Base Report required pursuant to Section 7.1(c). Administrative Agent shall notify Borrowers in writing of any calculation errors or other errors in the calculation of Adjusted NOI required by Administrative Agent pursuant to the definition of Adjusted NOI and corresponding adjustments to the Borrowing Base (if any). If a Hotel is admitted into the Borrowing Base prior to the last day of any fiscal quarter during the term of this Agreement, then Administrative Agent shall notify Borrowers and Lenders in writing of any changes to the Borrowing Base as a result of the admission of such Hotel into the Borrowing Base.

(f) Certain Events With Respect to Borrowing Base Properties. If (i) any Borrowing Base Property is subject to or suffers a Material Environmental Event, (ii) any Borrowing Base Property no longer satisfies the requirements set forth in the definition of “Qualified Property,” (iii) the occurrence of any event or circumstance that could result in the failure of the Lessee under the Operating Lease with respect to such Borrowing Base Property to pay rental payments under such Operating Lease or otherwise materially and adversely affect the operation of such Borrowing Base Property, (iv) any Lessee (A) is not Solvent, (B) fails to pay its Liabilities generally as they become due, (C) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, or (D) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law; other than as a creditor or claimant (unless, if the proceeding is involuntary, the applicable petition is dismissed within sixty (60) days after its filing), or (v) the franchise or license agreement with respect to any Borrowing Base Property shall be terminated or canceled or shall expire by its terms and is not replaced with an Approved Franchise within ninety (90) days after such termination, cancellation, or expiration, then Required Lenders shall have the right in their sole discretion at any time and from time to time to notify Borrowers that, effective upon the giving of such notice, and for so long as such event or condition exists, such Borrowing Base Property shall no longer be considered a Borrowing Base Property for purposes of determining the Borrowing Base. If Administrative Agent delivers a notice with respect to a Borrowing Base Property as set forth in this section, then at such time as such Borrowing Base Property is no longer subject to any of the conditions described above, Borrowers may give Administrative Agent written notice thereof (together with reasonably detailed evidence of the cure of such condition in a manner reasonably acceptable to Administrative Agent) and such Borrowing Base Property shall, effective with the delivery by Borrowers of the next Borrowing Base Report, be considered a Borrowing Base Property for purposes of calculating the Borrowing Base until such time as any of the conditions set forth above apply thereto.

(g) Release of Borrowing Base Properties and Subsidiary Guarantor. Borrowers may request that a Borrowing Base Property that has previously been admitted into the Borrowing Base be removed from the Borrowing Base provided that: (i) Borrowers shall provide Administrative Agent a written request to remove such Borrowing Base Property from the Borrowing Base, (ii) after giving effect to the removal of such Borrowing Base Property from the Borrowing Base, the Borrowing Base is equal to or exceeds the Commitment Usage, and (iii) no Potential Default or Default shall exist prior to or after giving effect to the removal of such Borrowing Base Property from the Borrowing Base. If, as of any date, no Hotel owned by a Subsidiary Guarantor (other than an Additional Guarantor) is a Borrowing Base Property, then Administrative Agent shall, within seven (7) Business Days following the written request of Borrowers, release such Subsidiary Guarantor from the Subsidiary Guaranty pursuant to a release of guaranty in the form attached to the Subsidiary Guaranty unless a Potential Default or Default exists or would result from such release.

(h) Closing Date Borrowing Base Properties. As of the Closing Date, the Hotels listed on Schedule 4.2 have been admitted into the Borrowing Base and are Borrowing Base Properties as of the Closing Date,

4.3 Negative Pledge Agreements. Borrowers shall not, and shall not permit any Obligor to, enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits any Obligor from creating or incurring any Lien (other than Permitted Liens) on any Borrowing Base Property.

4.4 Borrowing Base Covenants.

(a) Debt Service Coverage. As of any date. Borrowers shall not permit, as of any date of determination, the ratio of (i) Adjusted NOI for the Borrowing Base Properties in the Borrowing Base as of such date for the twelve (12) month period ending on the date of determination, to (ii) implied Debt Service, to be less thin 2.25 to 1.0.

(b) Extended Stay/Full Service Rooms. As of any date, Borrowers shall not permit the ratio of (i) all Rooms in the Borrowing Base Properties that are extended stay or full service hotel Properties, to (ii) all Rooms in all Borrowing Base Properties, to be less than .50 to 1.0.

(c) Rooms in States. As of any date, Borrowers shall not permit the ratio of (i) all Rooms in the Borrowing Base Properties in any single state, to (ii) all Rooms in all Borrowing Base Properties, to exceed .30 to 1.0.

(d) Rooms in a Property. As of any date, Borrowers shall not permit the ratio of (i) all Rooms in any one Borrowing Base Property, to (ii) all Rooms in all Borrowing Base Properties, to exceed .20 to 1.0.

(e) Implied Value of a Property. As of any date, Borrowers shall not permit the ratio of (i) the Implied Value of any one Borrowing Base Property, to (ii) the Borrowing Base, to exceed .20 to 1.0.

(f) Operating Lease Payments. The operations of each Borrowing Base Property must produce cash flow sufficient to cover all minimum base rent under the Operating Lease with respect to such Borrowing Base Property.

4.5 Failure to Comply With Borrowing Base Covenants.

(a) If, as of the last day of any fiscal quarter of Borrowers, Borrowers shall fail to comply with Section 4.4(a), then Borrowers shall add one (1) or more Borrowing Base Properties to the Borrowing Base in order to comply with Section 4.4(a).

(b) If, as of the last day of any fiscal quarter of Borrowers, Borrowers shall fail to comply with any of the covenants set forth in Section 4.4 (other than Section 4.4(a)), then Borrowers shall remove one (1) or more Borrowing Base Properties from the Borrowing Base in order to comply with Section 4.4. If after giving effect to the removal of any Borrowing Base Properties from the Borrowing Base, the Commitment Usage exceeds the Borrowing Base, then Borrowers shall do one or more of the following:

(A) add, pursuant to Section 4.2, one (1) or more additional Borrowing Base Properties that will result in an increase in the Borrowing Base in an amount equal to such excess, as the case may be; or

(B) prepay the outstanding Principal Debt in an amount equal to the excess of the Commitment Usage over the Borrowing Base; or

(C) provide collateral satisfactory in all respects to Administrative Agent and Required Lenders to secure the excess of the Commitment Usage over the Borrowing Base.

(c) If after giving effect to any adjustments to the Capitalization Rate pursuant to Section 4.1(b), the Commitment Usage exceeds the Borrowing Base, then Borrowers shall do one or more of the following:

(A) add, pursuant to Section 4.2, one (1) or more additional Borrowing Base Properties that will result in an increase in the Borrowing Base in an amount equal to such excess, as the case may be; or

(B) prepay the outstanding Principal Debt in an amount equal to the excess of the Commitment Usage over the Borrowing Base; or

(C) provide collateral satisfactory in all respects to Administrative Agent and Required Lenders to secure the excess of the Commitment Usage over the Borrowing Base.

(d) From the occurrence of any of the events described in Sections 4.5(a), (b), or (c) a “Non-Compliance Event”) until the earlier of (A) the date that Borrowers remedy such non-compliance, as described above, and (ii) ninety (90) days after the occurrence of such Non-Compliance Event, a Potential Default shall exist. If any such Non-Compliance Event remains unremedied after such ninety (90) day period, then a Default shall exist.

4.6 Subsidiary Guarantors. Pursuant to the Subsidiary Guaranty, each Consolidated Affiliate of the Trust that owns a Borrowing Base Property and each Additional Guarantor shall unconditionally guarantee in favor of the Credit Parties the full payment and performance of the Obligation. Administrative Agent shall, within seven (7) Business Days following the written request of Borrowers, release a Additional Guarantor from the Subsidiary Guaranty if such Additional Guarantor no longer meets the definition of “Additional Guarantor” pursuant to a release of guaranty in the form attached to the Subsidiary Guaranty unless a Potential Default or Default exists or would result from such release.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Borrowing. The obligations of Lenders to make the initial Borrowing and of Issuing Bank to issue the initial LC is subject to satisfaction of the following conditions precedent on or before the Closing Date:

(a) Trust Documents. The Trust shall deliver or cause to be delivered to Administrative Agent the following, each, unless otherwise noted, dated as of the Closing Date:

(i) An Officer’s Certificate of the Trust certifying (A) its Constituent Documents (or any changes to its Constituent Documents since the date of the Existing Agreement), (B) resolutions of its trustees approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents, certified as of the Closing Date as being in full force and effect without modification or amendment, and (C) signatures and incumbency of its officers executing this Agreement and the other Loan Documents;

(ii) Executed originals of this Agreement, the Notes, and the other Loan Documents to be executed by the Trust; and

(iii) Such other documents as Administrative Agent may reasonably request.

(b) General Partner and Partnership Documents. The Partnership shall deliver or cause to be delivered to Administrative Agent the following, each, unless otherwise noted, dated as of the Closing Date:

(i) Officer’s Certificate of General Partner certifying (A) its Constituent Documents (or any changes to its Constituent Documents since the date of the Existing Agreement), (B) resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of the Loan Documents to which it is a party, certified as of the Closing Date as being in full force and effect without modification or amendment, (C) signatures and incumbency of its officers executing the Loan Documents to which it is a party, and (D) the Constituent Documents of the Partnership (or any changes to such Constituent Documents since the date of the Existing Agreement):

(ii) Executed originals of this Agreement, the Notes, and the other Loan Documents to be executed by General Partner and the Partnership; and

(iii) Such other documents as Administrative Agent may reasonably request.

(c) Opinions of Counsel for Borrowers. The Credit Parties and their respective counsel shall have received originally executed copies of a favorable written opinion of counsel for Borrowers, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date, and setting forth substantially the matters in the opinions designated in Exhibit F and as to such other matters as Administrative Agent, acting on behalf of the Credit Parties, may reasonably request.

(d) Fees. Borrowers shall have paid to Administrative Agent, for distribution (as appropriate) to the Credit Parties, the fees payable on the Closing Date referred to in Section 3.20.

(e) Borrowing Base Report. Borrowers shall have delivered an Borrowing Base Report dated as of March 31, 2001.

(f) Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(g) No Material Adverse Change. No Material Adverse Event has occurred since March 31, 2001.

5.2 Conditions to all Borrowings. The obligations of Lenders on each Borrowing Date to make all Borrowings (including the initial Borrowing) and Issuing Bank to issue all LCs (including the initial LC) are subject to the following conditions precedent:

(a) Notice of Borrowing; LC Request. Administrative Agent shall have received, (i) in the case of a Borrowing, in accordance with the provisions of Section 2.2, an originally executed Borrowing Request, and (b) in the case of an LC, in accordance with Section 2.3, an LC Request.

(b) Representations and Warranties; Performance of Agreements. The representations and warranties in Loan Documents are true, correct, and complete in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions expressly contemplated or permitted by this Agreement).

(c) No Default. No Potential Default, Default, Non-Compliance Event, or Material Adverse Event exits or would be caused by the making of such Borrowing.

(d) No Injunction or Restraining Order. No order, judgment, or decree of any Governmental Authority shall purport to enjoin or restrain any Lender from making the Borrowing to be made by it.

(e) No Violation. The making of the Borrowing shall not violate any Governmental Requirement, including, without limitation, Regulation G, Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System.

5.3 Conditions Generally. Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Lenders may fund any Borrowing and Issuing Bank may issue any LC without all conditions being satisfied, but, to the extent permitted by Governmental Requirements, such funding shall not be deemed to be a waiver of the requirement that each condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Lenders specifically waive each item in writing.

SECTION 6

REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant to the Credit Parties as follows:

6.1 Purpose of Credit Facility. Borrowers shall use proceeds of the Borrowings made and any LCs issued hereunder to acquire Qualified Properties, for construction, development, renovation, and rehabilitation costs relating to Qualified Properties, and for general corporate purposes (including working capital purposes) of the Companies; provided that the Commitment Usage in respect of construction and development of Qualified Properties shall not exceed $30,000,000 at any one time outstanding. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any Borrowing or any LC shall be used, directly or indirectly, for a purpose that violates any Governmental Requirement, including the provisions of Regulation U.

6.2 Existence, Good Standing, Authority and Compliance. Each Company is duly formed, validly existing and in good standing under the Governmental Requirements of the jurisdiction in which it is incorporated or formed as identified on Schedule 6.2 (as supplemented from time to time). Each Company (a) is duly qualified to transact business and is in good standing as a foreign trust, corporation, partnership, limited liability company, or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing, which jurisdictions are identified on Schedule 6.2 (as supplemented from time to time to reflect changes as a result of transactions permitted by the Loan Documents), (b) possesses all requisite authority, permits, and power to conduct its business as is now being, or is contemplated by this Agreement to be, conducted, and (c) is in compliance with all applicable Governmental Requirements except where any such non-compliance does not result in a Material Adverse Event.

6.3 Affiliates. Borrowers have no Consolidated Affiliates or Unconsolidated Affiliates except as disclosed on Schedule 6.2 (as supplemented from time to time to reflect changes as a result of transactions permitted by the Loan Documents).

6.4 Authorization and Contravention. The execution and delivery by each Obligor of each Loan Document or related document to which it is a party, and the performance by it of its obligations thereunder, (a) are within its trust, corporate, limited liability company, or partnership power, (b) have been duly authorized by all necessary trust, corporate, limited liability company, or partnership action of such Person, (c) require no action by or filing with any Governmental Authority, (d) do not violate any provision of its Constituent Documents, (e) do not violate any provision of any Governmental Requirement or order of any Governmental Authority applicable to it, (f) do not violate any material agreements to which it is a party, or (g) do not result in the creation or imposition of any Lien on any asset of any Company, other than pursuant to the Loan Documents.

6.5 Binding Effect. Upon execution and delivery by all parties thereto, each Loan Document to which it is a party shall constitute a legal and binding obligation of each Obligor, enforceable against such Obligor in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

6.6 Financial Statements; Fiscal Year. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Companies as of, and for the portion of the fiscal year ending on the date or dates thereof (subject only to normal audit adjustments). All material liabilities of the Companies as of the date or dates of the Current Financials are reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Documents or disclosed in the Current Financials, no subsequent material adverse changes have occurred in the consolidated financial condition of the Companies from that shown in the Current Financials. The fiscal year of each Company ends on December 31.

6.7 Litigation. Except as disclosed on Schedule 6.7, no Company is subject to, nor is any Responsible Officer of any Company aware of the threat of, any Litigation that, if adversely determined, could result in a Material Adverse Event. No outstanding and unpaid final and non-appealable judgments against any Company exist which could result in a Material Adverse Event.

6.8 Taxes.

(a) All Tax returns of each Company required to be filed have been filed (or extensions have been granted) before delinquency, and all Taxes imposed upon each Company that are due and payable have been paid before delinquency or are being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided.

(b) The members of the “affiliated group” (as defined in the Code) of which any Company is a member have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by or any of them (except for taxes being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise acceptable to Administrative Agent have been provided). The charges, accruals, and reserves on the books of the Companies in respect of taxes or other governmental charges are, in the opinion of the Companies, adequate.

(c) The Trust qualifies as a REIT.

6.9 Environmental Matters. Except as disclosed on Schedule 6.9, (a) to the best of each Borrower’s knowledge, no environmental condition or circumstance exists that materially and adversely affects any Company’s Properties or operations, (b) no Company has received any report of any Company’s violation of any Environmental Law that has not been remedied, (c) no Company knows that any Company is under any obligation to remedy any violation of any Environmental Law, or (d) no facility of any Company is or has been used for storage, treatment, or disposal of any Hazardous Substance, except for the storage and use of Hazardous Materials that are customarily stored and used by the owners and operators of Hotels in the ordinary course of business that are used and stored in commercially reasonable quantities and in compliance with applicable Environmental Laws. Each Company has taken prudent steps to determine that its Properties and operations do not violate any Environmental Law.

6.10 Employee Plans. Except where occurrence or existence could not result in a Material Adverse Event, to the best of each Borrower’s knowledge, (a) no Employee plan has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), (b) no Company has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (c) no Company has withdrawn in whole or in part from participation in a Multi-employer Plan, (d) no Company has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), and (e) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.

6.11 Properties; Liens, To the best of each Borrower’s knowledge, each Company has good and marketable title to all of its Properties reflected in the Current Financials (except for any Property that is obsolete or that has been disposed in the ordinary course of business or, after the date of this Agreement, as otherwise permitted by Section 8.7 or Section 8.8). Except for Permitted Liens, no Lien exists on any Borrowing Base Property, and the execution, delivery; performance, or observance of the Loan Documents shall not require or result in the creation of any Lien on any Borrowing Base Property.

6.12 Locations. Each Company’s chief executive office is located at the address set forth on Schedule 6.2 (as supplemented from time to time). Each Company’s books and records are located at its chief executive office.

6.13 Government Regulations. No Company is subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

6.14 Transactions with Affiliates. Except as disclosed on Schedule 6.14 (as supplemented from time to time if the disclosures are approved by Administrative Agent), no Company is a party to a material transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

6.15 Insurance. Each Company maintains with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

6.16 Labor Matters. No actual or, to the knowledge of any Responsible Officer of any Company, threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Company exist. All payments due from any Company for employee health and welfare insurance have been paid or accrued as a liability on its books.

6.17 Solvency. On each Borrowing Date, each Company is, and after giving effect to the requested Borrowing will be, Solvent.

6.18 Full Disclosure. Each material fact or condition relating to the financial condition or business of the Companies which could result in a Material Adverse Event has been disclosed to Administrative Agent. All information previously furnished, furnished on the date of this Agreement, and furnished in the future, by any Company to Administrative Agent in connection with the Loan Documents (a) was, is, and will be, true and accurate in all material respects or based on good faith estimates on the date the information is stated or certified, and (b) did not, does not, and will not, fail to state any material fact the existence of which or the omission of which could result in a Material Adverse Event

6.19 Exemption from ERISA; Plan Assets. The Trust is a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(e) (or any successor regulation) and the assets of the Companies would not be deemed “plan assets” as defined in 29 C.F.R § 2510.3-101(a)(1) (or any successor regulation) of any Employee Plan or Multi-employer Plan.

SECTION 7

AFFIRMATIVE COVENANTS

So long as Lenders are committed to fund any Borrowings or fund or issue any LCs under this Agreement and until the Obligation is paid in full, Borrowers covenant and agree as follows:

7.1 Items to be Furnished. Borrowers shall cause the following to be furnished to Administrative Agent (with sufficient copies for each Lender):

(a) Annual Financial Statements. Promptly after preparation, and no later than ninety (90) days after the last day of each fiscal year of the Companies, consolidated Financial Statements of the Companies showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day, accompanied by: (A) the unqualified opinion of an accounting firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that the Financial Statements of the Companies were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies; (B) a Compliance Certificate; and (c) a copy of the Form 10-K filed with the Securities and Exchange Commission for such fiscal year.

(b) Periodic Financial Statements. Promptly after preparation, and no later than forty-five (45) days after the last day of each fiscal quarter of the Companies: (i) unaudited Financial Statements of the Companies showing the consolidated financial condition and results of operations of the Companies for the fiscal quarter and for the period from the beginning of the current fiscal year to the last day of the fiscal quarter; (ii) a Compliance Certificate; and (iii) a copy of the Form 10-Q filed with the Securities and Exchange Commission for such fiscal quarter.

(c) Borrowing Base Report. Promptly after the preparation, and no later than forty-five (45) days after the last day of each fiscal quarter of Borrowers, a Borrowing Base Report.

(d) Other Reports.

(i) Promptly upon its becoming available, and no later than fifteen (15) days after the filing or receipt thereof, each registration statement or prospectus filed by any Borrower with, or any notification received by any Borrower in connection therewith from, any securities exchange or the Securities and Exchange Commission, or any successor agency thereof.

(ii) Promptly upon its becoming available, each report filed by any Borrower with any securities exchange or the Securities and Exchange Commission, or any successor agency thereof, not otherwise required above; provided, however that the failure to provide any such report shall not result in a Potential Default or Default.

(iii) Promptly after the mailing or delivery thereof, copies of all material reports or other information from any Borrower to holders of its Stock.

(e) Borrowing Base Property and other Property Information.

(i) Promptly after the preparation thereof, and no later than forty-five (45) days after the last day of each fiscal quarter, quarterly operating statements for each of the Borrowing Base Properties.

(ii) Promptly after the preparation thereof, and no later than forty-five (45) days after the last day of each fiscal year, annual Capital Expenditure budgets for each of the Borrowing Base Properties for the next fiscal year.

(iii) Promptly after the preparation thereof, and no later than forty-five (45) days after the last day of each fiscal year, operating statements containing a summary detailing the revenues, expenses, net income, average daily Room rate, occupancy levels, and revenue per available Room for each of the Hotels owned by the Companies as of and, if applicable, for the period then ended and for the corresponding period in the prior fiscal year.

(f) Notices. Notice, promptly after a Responsible Officer of any Borrower knows of (i) the existence and status of any Litigation that, if determined adversely to any Company, could result in a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any Company in any Loan Document which could result in a Material Adverse Event, (iii) the receipt by any Company of notice of any violation or alleged violation of ERISA or any Environmental Law, or (iv) a Default or Potential Default, specifying the nature thereof and what action Borrowers have taken, are taking, or propose to take.

(g) Change in Control. Promptly upon any Change in Control, notice of such event together with a description of the transaction giving rise thereto.

(h) Ratings. Promptly upon the receipt of notice thereof, and in any event within five (5) Business Days after any change in the Moody’s Rating, the S & P Rating, or any other applicable rating notice of such change.

(i) Other Information. Promptly upon reasonable request by Administrative Agent, information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets, and liabilities of the Companies (including, without limitation, cash flow information, asset business plans, market information, and tax returns) and opinions, certifications, and documents in addition to those mentioned in this Agreement.

7.2 Use of Proceeds. Borrowers shall use the proceeds of Borrowings only for the purposes represented in this Agreement.

7.3 Books and Records. Borrowers shall, and shall cause each Company to, maintain books, records, and accounts necessary to prepare all Financial Statements in accordance with GAAP.

7.4 Inspections. Upon reasonable notice and during normal business hours, Borrowers shall, and shall cause each Company to, allow Administrative Agent (or its Representatives) to inspect any of their respective properties (subject to the inspection rights in any tenant leases), to review reports, files, and other records and to make and take away copies with Borrowers’ permission, such permission not to be unreasonably withheld), and to discuss in the presence of a Borrower or such other Company any of its affairs. conditions, and finances with its other creditors, directors, officers, employees, or representatives from time to time, during reasonable business hours.

7.5 Taxes. Borrowers shall, and shall cause each Company to, promptly pay prior to delinquency any and all Taxes, other than Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made, and in respect of which levy and execution of any Lien have been, and continue to be, stayed.

7.6 Payment of Obligations. Borrowers shall, and shall cause each Company to. promptly pay (or renew and extend) all of their respective obligations as they become due (unless any such obligations are being contested in good faith by appropriate proceedings and against which reserves or other provisions required by GA-AF have been made).

7.7 Expenses. Borrowers shall promptly pay following demand (a) all costs, fees, and expenses paid or incurred by Administrative Agent in connection with the arrangement, syndication, and negotiation of the loan evidenced by this Agreement and the other Loan Documents and the negotiation, preparation, delivery, and execution of the Loan Documents and any related amendment, waiver, or consent (including in each case the reasonable fees and expenses of Administrative Agent’s counsel), and (b) all reasonable costs, fees, and expenses of Administrative Agent and, after a Default, Lenders incurred by Administrative Agent or, after a Default, any Lender in connection with the enforcement of the obligations of Borrowers arising under the Loan Documents or the exercise of any Rights arising under the Loan Documents (including reasonable attorneys’ fees, expenses, and costs paid or incurred in connection with any workout or restructure and any action taken in connection with any Debtor Relief Laws), all of which shall be a part of the Obligation and shall bear interest, if not paid within five (5) days following demand, at the Default Rate until repaid. Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section shall survive the payment in full of the Total Principal Debt and all other amounts payable under this Agreement.

7.8 Maintenance of Existence, Assets, and Business. Each Company shall (a) maintain its trust, partnership, limited liability company, or corporate existence in good standing in its state of organization or formation, and (b) maintain (i) its authority to transact business in good standing in all other states, (ii) all licenses, permits, franchises, and Governmental Requirements necessary for its business, and (iii) all of its material assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

7.9 Insurance. Borrowers shall, and shall cause each Company to, maintain with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance reasonably acceptable to Administrative Agent concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses. At Administrative Agent’s request, Borrowers shall, and shall cause each Company to, deliver to Administrative Agent evidence of insurance for each policy of insurance and evidence of payment of all premiums.

7.10 Preservation and Protection of Rights. Borrowers shall, and shall cause each other Company to, perform the acts and duly authorize, execute, acknowledge, deliver, file, and record any additional writings as Administrative Agent nay reasonably deem necessary or appropriate to preserve and protect the Rights of the Credit Parties under any Loan Document.

7.11 Environmental Laws. Borrowers shall, and shall cause each Company to, (a) operate and manage its businesses and otherwise conduct its affairs in compliance with all Environmental Laws except where any such non-compliance does not result in a Material Adverse Event, (b) promptly deliver to Administrative Agent a copy of any written notice received from any Governmental Authority alleging that any Company is not in compliance with any Environmental Law, and (c) promptly deliver to Administrative Agent a copy of any written notice received from any Governmental Authority alleging that any Company has any potential environmental Liability.

7.12 INDEMNIFICATION.

(a) AS USED IN THIS SECTION: (I) “INDEMNITOR” MEANS BORROWERS; (II) “INDEMNITEE” MEANS EACH CREDIT PARTY, EACH PRESENT AND FUTURE AFFILIATE OF EACH CREDIT PARTY, EACH PRESENT AND FUTURE REPRESENTATIVE OF EACH CREDIT PARTY OR ANY OF SUCH AFFILIATES, AND EACH PRESENT AND FUTURE SUCCESSOR AND ASSIGN OF EACH CREDIT PARTY OR ANY OF SUCH AFFILIATES OR REPRESENTATIVES; AND (III) “INDEMNIFIED LIABILITIES” MEANS ALL PRESENT AND FUTURE, KNOWN AND UNKNOWN, FIXED AND CONTINGENT, ADMINISTRATIVE, INVESTIGATIVE, JUDICIAL, AND OTHER CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, INVESTIGATIONS, SUITS, PROCEEDINGS, AMOUNTS PAID IN SETTLEMENT, DAMAGES, JUDGMENTS, PENALTIES, COURT COSTS, LIABILITIES, AND OBLIGATIONS — AND ALL PRESENT AND FUTURE COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND EXPENSES WHETHER OR NOT SUIT OR OTHER PROCEEDING EXISTS OR ANY INDEMNITEE IS PARTY TO ANY SUIT OR OTHER PROCEEDING) IN ANY WAY RELATED TO ANY OF THE FOREGOING — THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNITEE AND IN ANY WAY RELATING TO OR ARISING OUT OF ANY (A) LOAN DOCUMENT, TRANSACTION CONTEMPLATED BY ANY LOAN DOCUMENT, OR ANY PROPERTY, (B) ENVIRONMENTAL LIABILITY IN ANY WAY RELATED TO ANY COMPANY, ANY PROPERTY, OR ANY ACT, OMISSION, STATUS, OWNERSHIP, OR OTHER RELATIONSHIP, CONDITION, OR CIRCUMSTANCE CONTEMPLATED BY, CREATED UNDER, OR ARISING PURSUANT TO OR IN CONNECTION WITH ANY LOAN DOCUMENT, OR (C) ANY INDEMNITEE’S SOLE OR CONCURRENT ORDINARY NEGLIGENCE.

(b) EACH INDEMNITOR SHALL JOINTLY AND SEVERALLY INDEMNIFY EACH INDEMNITEE FROM AND AGAINST, PROTECT AND DEFEND EACH INDEMNITEE FROM AND AGAINST, HOLD EACH INDEMNITEE HARMLESS FROM AND AGAINST, AND ON DEMAND PAY OR REIMBURSE EACH INDEMNITEE FOR, ALL INDEMNIFIED LIABILITIES.

(c) THE FOREGOING PROVISIONS (i) ARE NOT LIMITED IN AMOUNT EVEN IF THAT AMOUNT EXCEEDS THE OBLIGATION, (ii) INCLUDE, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS AND OTHER COSTS AND EXPENSES OF LITIGATION OR PREPARING FOR LITIGATION AND DAMAGES OR INJURY TO PERSONS, PROPERTY, OR NATURAL RESOURCES ARISING UNDER ANY STATUTORY OR COMMON LAW, PUNITIVE DAMAGES, FINES, AND OTHER PENALTIES, AND (iii) ARE NOT AFFECTED BY THE SOURCE OR ORIGIN OF ANY HAZARDOUS SUBSTANCE, AND (iv) ARE NOT AFFECTED BY ANY INDEMNITEE’S INVESTIGATION, ACTUAL OR CONSTRUCTIVE KNOWLEDGE, COURSE OF DEALING, OR WAIVER.

(d) No Indemnitee is entitled to be indemnified under the Loan Documents for its own fraud, gross negligence, or willful misconduct.

(e) THE PROVISIONS OF AND INDEMNIFICATION AND OTHER UNDERTAKINGS UNDER THIS SECTION SURVIVE THE SATISFACTION OF THE OBLIGATION AND THE TERMINATION OF THE LOAN DOCUMENTS.

7.13 REIT Status. At all times, the Trust (including its organization and method of operations and those of its Consolidated Affiliates) shall qualify as a REIT.

7.14 ERISA Exemptions. At all times, the Trust shall qualify as a “real estate operating company” under the 29 C.F.R. § 2510.3-101(e) (or any successor regulation) or other appropriate exemption such that its assets shall not be deemed “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) (or any successor regulation) of any Employee Plan or Multi-employer Plan.

7.15 Listed Company. The common Stock of the Trust shall at all times be listed for trading and be traded on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Stock Market.

7.16 Properties.

(a) Borrowers shall cause all of the Companies’ Properties to be operated, maintained, and managed at all times in a professional manner (including all marketing, advertising, and promotional programs). Borrowers shall keep in effect (or cause to be kept in effect) at all times all permits and contractual arrangements as may be necessary to meet the standards of operation described in the foregoing sentence.

(b) Borrowers shall cause construction, renovation, and rehabilitation work with respect to all of the Companies’ Properties to be performed in a good and workmanlike manner substantially in accordance with all Governmental Requirements and restrictions affecting such Properties.

SECTION 8

NEGATIVE COVENANTS

So long as Lenders are committed to fund any Borrowings or fund or issue any LCs under this Agreement and until the Obligation is paid in full, Borrowers covenant and agree as follows:

8.1 Payment of Obligations. Borrowers shall not, and shall not permit any Company to, voluntarily prepay principal of, or interest on, any Liabilities other than the Obligation, if a Default has occurred and is continuing at the time of such voluntary prepayment.

8.2 Employee Plans. Borrowers shall not, and shall not permit any Company to, permit any of the events or circumstances described in Section 6.10 to exist or occur.

8.3 Transactions with Affiliates. Except as disclosed on Schedule 6.14 (as supplemented from time to time to reflect changes as a result of transactions permitted by this Agreement or approved by Required Lenders), Borrowers shall not, and shall not permit any Company to, enter into any material transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

8.4 Compliance with Governmental Requirements and Documents. Borrowers shall not, and shall not permit any Company to, (a) violate the provisions of any Governmental Requirements applicable to it or of any material agreement to which it is a party, (b) violate the provisions of its Constituent Documents. or (c) repeal, replace, or amend any provision of its Constituent Documents, in each case where any of the foregoing could result in a Material Adverse Event.

8.5 Loans, Advances, and Investments. Borrowers shall not permit the Companies to have or make any investments in:

(a) Properties consisting of raw land, non-income producing Properties, and other Properties that are not Hotels exceeding in the aggregate fifteen percent (15%) of Total Assets; or

(b) The Stock of Persons (including corporations, partnerships, joint ventures, and similar entities) that are not Consolidated Affiliates accounted for on an equity basis (determined in accordance with the GAAP) exceeding in the aggregate fifteen percent (15%) of Total Assets; or

(c) The investments described in (a) through (b) above exceeding in the aggregate twenty-five percent (25%) of Total Assets.

8.6 Dividends and Distributions. Borrowers shall not, and shall not permit any Company to, declare, make or pay (a) any Distribution other than Permitted Distributions, or (b) any Redemption other than Permitted Redemption. Borrowers shall not, and shall not permit any Company to, enter into or permit to exist any arrangement or agreement (other than this Agreement) that prohibits it from paying Distributions to the holders of its Stock.

8.7 Sale of Assets. Borrowers shall not, and shall not permit any Company to, sell, assign, lease, transfer, or otherwise dispose of all or substantially all of the assets of the Companies on a consolidated basis.

8.8 Mergers and Dissolutions. Borrowers shall not merge or consolidate with any other Person or liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

8.9 Assignment. Borrowers shall not, and shall not permit any Company to, assign or transfer any of its Rights, duties, or obligations under any of the Loan Documents.

8.10 Fiscal Year and Accounting Methods. Borrowers shall not, and shall not permit any Company to, change its fiscal year or its method of accounting (other than changes required or allowed by GAAP).

8.11 New Businesses. Borrowers shall not, and shall not permit any Company to, engage in any type of business except the types of businesses in which they are presently engaged and any other reasonably related business.

8.12 Government Regulations. Borrowers shall not, and shall not permit any Company to, conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

8.13 Interest Rate Agreements. Borrowers shall not permit, as of any date, the amount of Principal Debt that is not either subject to a fixed interest rate or hedged pursuant to an Interest Rate Agreement acceptable to Administrative Agent (“Variable Rate Debt”) to exceed twenty-five percent (25%) of the amount of Principal Debt for more than three (3) Business Days; provided that Eurodollar Borrowings shall be deemed to be subject to a fixed rate.

8.14 Subsidiary Guarantors. No Subsidiary Guarantor shall: (a) create, incur, assume, guarantee, or suffer to exist any Liabilities, other than (i) the Obligation, (ii) trade payables created in the ordinary course of business, (iii) endorsements of negotiable instruments in the ordinary course of business, (iv) contingent Liabilities covered by reserves or insurance, and (v) equipment leases incurred in the ordinary course of business; or (b) create, incur, or suffer or permit to be created or incur or exist any Lien upon any of its assets, except Permitted Liens.

SECTION 9

FINANCIAL COVENANTS

So long as Lenders are committed to fund Borrowings or fund or issue any LCs under this Agreement and until the Obligation is paid and performed in full, Borrowers covenant and agree that Borrowers shall riot directly or indirectly permit:

9.1 Interest Coverage Ratio. As of the last day of any fiscal quarter, the ratio of (a) Adjusted EBITDA, to (b) Interest Expense, in each case for the Companies on a consolidated basis and for the twelve (12) month period ending on the date of determination, to be less than 3.0 to 1.0

9.2 Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, the ratio of (a) EBITDA, to (b) Fixed Charges, in each case for the Companies on a consolidated basis and for the twelve (12) month period ending on the date of determination, to be less than 2.25 to 1.0.

9.3 Adjusted Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, the ratio of (a) EBITDA, to (b) Adjusted Fixed Charges, in each ease for the Companies on a consolidated basis and for the twelve (12) month period ending on the date of determination, to be less than 2.0 to 1.0.

9.4 Secured Indebtedness. As of the last day of any fiscal quarter, the ratio of (a) Secured Debt of the Companies, on a consolidated basis, to (b) Implied Value of all Hotels owned by the Companies as of the date of determination, in each case as of such date, to exceed 0.30 to 1.0.

9.5 Total Indebtedness to Investments in Hotels. As of the last day of any fiscal quarter, the ratio of (a) all Indebtedness of the Companies on a consolidated basis, to (b) the sum of (i) the Approved Costs of all Hotels owned by the Companies as of the date of determination, plus (ii) the Companies Share of the Approved Costs of all Hotels owned by Unconsolidated Affiliates as of the date of determination, in each case as of such date, to exceed 0.40 to 1.0.

9.6 Total Indebtedness to Implied Value. As of the last day of any fiscal quarter, the Total Indebtedness to Implied Value Ratio to exceed 0.40 to 1.0.

9.7 Minimum Tangible Net Worth. As of the last day of any fiscal quarter, Tangible Net Worth to be less than the sum of (a) $395,140,713, and (b) eighty-five percent (85%) of the amount of Net Proceeds of any Equity Issuances subsequent to the Closing Date.

9.8 Unsecured Debt to Unencumbered Implied Value Ratio. As of the last day of any fiscal quarter, the Unsecured Debt to Unencumbered Implied Value Ratio to exceed 0.5 to 1.0.

SECTION 10

DEFAULT

The term “Default” means the occurrence of any one or more of the following events:

10.1 Payment of Obligation. The failure of any Obligor to pay (a) any part of the Obligation (other than the Principal Debt or other principal of the Obligation on the Termination Date) within three (3) days after such payment became due, or (b) any Principal Debt or other principal of the Obligation on the Termination Date.

10.2 Covenants. The failure of any Obligor to punctually and properly perform, observe; and comply with:

(a) any covenant or agreement contained in Section 4; or

(b) any covenant or agreement contained in Section 7.1, and such failure shall continue for ten (10) days after Borrowers receive notice from Administrative Agent of such failure; or

(c) any covenant or agreement contained in Section 9 and such failure shall continue for ten (10) days after such failure occurred; or

(d) any other covenant or agreement contained in any Loan Document (other than the covenants to pay the principal of and interest on the Obligation and the covenants in (a), (b), or (c) preceding) and if such failure is susceptible to being cured within the appropriate time, then such failure shall continue for thirty (30) days after the earlier to occur of the date (i) any Responsible Officer of any Borrower knows of, or (ii) Borrowers receive notice from Administrative Agent of such failure.

10.3 Debtor Relief, Any Company (a) is not Solvent, (b) fails to pay its Liabilities generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, or (d) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of any Credit Party granted in the Loan Documents (unless, if the proceeding is involuntary, the applicable petition is dismissed within sixty (60) days after its filing).

10.4 Judgments and Attachments. Any Company fails, within sixty (60) days after entry, to pay, bond, or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000

(individually or collectively) or any warrant of attachment, sequestration or similar proceeding against any Company’s assets having a value (individually or collectively) of $5,000,000 which is neither (a) stayed on appeal nor (b) diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP.

10.5 Government Action.

(a) A final non-appealable order is issued by any Governmental Authority (including the United States Justice Department) requiring any Company to divest all or a substantial portion of its assets under any antitrust, restraint of trade, unfair competition, industry regulation, or similar Governmental Requirements, or

(b) any Governmental Authority seizes or otherwise appropriates, or takes custody or control of, all or any substantial portion of the assets of any Company, other than through condemnation proceeding.

10.6 Misrepresentation. Any material representation or warranty made by any Company contained in any Loan Document at any time proves to have been incorrect in any material respect when made.

10.7 Default Lender Other Agreements.

(a) Any Company shall fail to make any payment in respect of any Indebtedness in excess of $15,000,000 (individual or in the aggregate) when due or within any applicable grace period, if any; or

(b) A default shall occur in respect of any credit agreement, note, mortgage, indenture, or other agreement or document evidencing, securing, or otherwise relating to any Indebtedness in excess of $15,000,000 (individual or in the aggregate) (other than a failure to make any payment when due in respect of any such Indebtedness) and such default shall continue for more than the period of grace, if any, specified therein or otherwise granted by the lender thereof

10.8 Validity and Enforceability of Loan Documents. Any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Governmental Authority to be null and void or its validity or enforceability is contested by any Company, or any Company denies that it has any further liability or obligations under any Loan Document to which it is a party.

10.9 Management Changes. Jeffrey Fisher shall cease to be active in the management of the Trust.

10.10 Change in Control. A Change in Control shall occur.

10.11 Plan Assets. The assets of any Company at anytime constitute assets, within the meaning of ERISA, the Code, and the respective regulations promulgated thereunder, of any Employee Plan or Multiemployer Plan.

10.12 Default Under Operating Leases. The failure of any Company to punctually and properly perform, observe, and comply with any material covenant or agreement contained in any Operating Lease having annual lease payments of $10,000,000 or more (individually or in the aggregate) and such default shall continue for more than any applicable grace period, if any.

SECTION 11

RIGHTS AND REMEDIES

11.1 Remedies Upon Default.

(a) Debtor Relief. If a Default (i) occurs under Section 10.3(c) or (d) (and in the case of (d), such Default shall not have been remedied during any period of grace contained therein), or (ii) occurs and is continuing under Section 10.3(a) or (b), the commitment to extend credit under this Agreement automatically terminates, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever.

(b) Other Defaults. If a Default occurs and is continuing, subject to the terms of Section 13.9(b), then Administrative Agent may, and upon the request of the Required Lenders shall, do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 11.1(a), then declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) terminate the commitments of Lenders to extend credit under this Agreement; (iii) reduce any claim to judgment; and (iv) exercise any and all other legal or equitable Rights afforded by the Loan Documents, the Governmental Requirements of the State of Texas, or any other applicable jurisdiction.

11.2 Waivers. To the extent permitted by applicable law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

11.3 Performance by Administrative Agent. If any covenant, duty, or agreement of Borrowers is not performed in accordance with the terms of the Loan Documents, Administrative Agent may, while a Default exists, at its option, perform, or attempt to perform that covenant, duty, or agreement on behalf of Borrowers (and any amount expended by Administrative Agent in its performance or attempted performance is payable by to Administrative Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Administrative Agent’s expenditure until paid). However, neither Administrative Agent nor any Lender assumes or shall have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of Borrowers.

11.4 Not in Control. None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give any Agent or any Lender the Right to exercise control over the assets (including real Property), affairs, or management of any Company.

11.5 Course of Dealing. The acceptance by any Agent or any Lender of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by any Credit Parry of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by any Credit Party in exercising any Right under the Loan Documents will impair that

Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

11.6 Cumulative Rights. All Rights available to the Credit Parties under the Loan Documents are cumulative of and in addition to all other Rights granted to the Credit Parties at law or in equity, whether or not the Obligation is due and payable and whether or not Agents or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

11.7 Application of Proceeds. Any and all proceeds ever received by any Credit Party from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.11.

11.8 Certain Proceedings. Borrowers shall promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, and all other documents and papers Administrative Agent reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents_ Because Borrowers agree that Agents’ and Lenders’ remedies at law for failure of Borrowers to comply with the provisions of this paragraph would be inadequate and that failure would not be adequately compensable in damages, Borrowers agree that the covenants of this Section 11.8 may be specifically enforced.

SECTION 12

ADMINISTRATIVE AGENT

12.1 Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably (subject to Section 12.9) appoints, designates, and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Issuing Bank shall act on behalf of Lenders with respect to any LCs issued by it and the documents associated therewith until such time (and except for so long) as Issuing Bank may agree at the request of Required Lenders to act for Issuing Bank with respect thereto; provided, however, that Issuing Bank shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 12 with respect to any acts taken or omissions suffered by Issuing Bank in connection with LCs issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the LC as fully as if the term “Administrative Agent” as used in this Section 12 included Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to Issuing Bank.

12.2 Delegation of Duties, Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct,

12.3 Liability of Administrative Agent. No Agent-Related Person shall be (a) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (INCLUDING ANY ACTION OR OMISSION CONSTITUTING ORDINARY NEGLIGENCE BY AN AGENT RELATED PERSON) (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) responsible in any manner to any Lender or Participant for any recital, statement, representation, or warranty made by any Company or any officer thereof, contained herein or in any other Loan Document, or in any certificate. report, statement, or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of any Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of any Company or any Affiliate thereof.

12.4 Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Company), independent accountants, and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of Required Lenders as it deems appropriate and if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and Participants. Where this Agreement expressly permits or prohibits an action unless Required Lenders otherwise determine, Administrative Agent shall, and in all other instances, Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance, or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

12.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Default, except with respect to defaults in the payment of principal, interest, and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Potential Default or Default and stating that such notice is a “notice of default.” Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Potential Default or Default as may be directed by Required Lenders in accordance with Section 11; provided, however, that unless and until Administrative Agent has received any such direction. Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Default as it shall deem advisable or in the best interest of Lenders.

12.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial, and other condition and creditworthiness of the Companies and their respective Affiliates, and all applicable bank or other regulatory Legal Requirements relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrowers. Except for notices, reports, and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of any Company or any Affiliate of any Company which may come into the possession of any Agent-Related Person.

12.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of any Company to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees and expenses) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of Rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section 12.7 shall survive termination of the Total Commitment, the payment of all of the Obligation hereunder and the resignation or replacement of Administrative Agent.

12.8 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Company or any Affiliate of any Company as though Bank of America were not Administrative Agent or Issuing Bank hereunder and without notice to or consent of any other Credit Party. The Credit Parties acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Borrowings, Bank of America shall have the same Rights under this Agreement as any other Lender and may exercise such Rights as though it were not Administrative Agent or Issuing Bank, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

12.9 Successor Administrative Agent. Administrative Agent may, and at the request of the Required Lenders for cause (i.e., Administrative Agent is continuing to fail to perform its responsibilities as Administrative Agent under the Loan Documents) shall, resign as Administrative Agent upon thirty (30) days’ notice to Lenders. If Administrative Agent resigns under this Agreement, then Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be consented to by Borrowers at all times other than during the existence of a Default (which consent of Borrowers shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, then Administrative Agent may appoint, after consulting with Lenders and Borrowers, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the Rights and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers, and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 and Section 7.12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, Bank of America may not be removed as Administrative Agent at the request of Required Lenders unless Bank of America shall also simultaneously be replaced and fully released as “Issuing Bunk” hereunder pursuant to documentation in form. and substance reasonably satisfactory to Bank of America.

12.10 Other Agents; Lead Managers. No Lender identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent, “joint lead arranger,” or “joint book manager” shall have any Right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.11 Approval of Lenders.

(a) All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent, approval, or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent, or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrowers in respect of the matter or issue to be resolved, and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event (x) within thirty (30) days (or such lesser period as may be required under the Loan Documents for Administrative Agent to respond) for those matters requiring the consent by all Lenders, and (y) within fifteen (15) Business Days (or such lesser period as may be required under the Loan Documents for Administrative Agent to respond) for those matters requiring the consent by the Required Lenders, in each instance, after receipt of the request therefore by Administrative Agent (in either event, the “Lender Reply Period”).

(b) If the Lender Reply Period is conspicuously set forth in a written notice from Administrative Agent to a Lender, then unless such Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination if such written notice from Administrative Agent shall conspicuously state that such approval or consent shall be deemed given unless a response is received within the Lender Reply Period.

SECTION 13

MISCELLANEOUS

13.1 Headings. The headings, captions and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

13.2 Nonbusiness Days; Time. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a Eurodollar

Borrowing, in which case if the next-succeeding Business Day is in the next calendar month then such payment shall be made on the next-preceding Business Day.

13.3 Communications. Unless otherwise specifically provided, whenever any Loan Document requires or permits any consent, approval, notice, request, demand, or other communication from one party to another, communication must be in writing (which may be by telex or telecopy) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the appropriate telex number and the appropriate answerback is received. (b) if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the telecopy shall be deemed to have been delivered), (c) if by mail, on the fifth (5th) Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified mail; return receipt requested, and deposited in the appropriate official postal service, or (d) if by any other means, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party to a Loan Document is set forth on Schedule 1.

13.4 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under this Agreement must be satisfactory to Agents and their counsel.

13.5 Survival. All covenants, agreements, undertakings, representations, and warranties made in arty of the Loan Documents survive all closings under the Loan Documents and, except as otherwise indicated, are not affected by any investigation made by any party.

13.6 Governing Law. EXCEPT AS EXPRESSLY PROVIDED IN A LOAN DOCUMENT, THE GOVERNMENTAL REQUIREMENTS (OTHER THAN CONFLICT-OF-LAWS PROVISIONS) OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA GOVERN THE RIGHTS AND DUTIES OF THE PARTIES TO THE LOAN DOCUMENTS AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS.

13.7 Invalid Provisions. Any provision in any Loan Document held to be illegal, invalid, or unenforceable is fully severable, the appropriate Loan Document shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Agents, Lenders, and Borrowers agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid and enforceable. However, if the provision held to be illegal, invalid, or unenforceable is a material part of this Agreement, such invalid, illegal, or unenforceable provision shall be, to the extent permitted by applicable law, replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such illegal, invalid, or unenforceable clause or provision as the context thereof would reasonably allow, so that such clause or provision would thereafter be legal, valid, and enforceable.

13.8 Venue; Service of Process; Jury Trial. EACH PARTY TO ANY LOAN DOCUMENT, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS (AND IN THE CASE OF BORROWERS, FOR EACH OF ITS CONSOLIDATED AFFILIATES), (a) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE. OF TEXAS, (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BYLAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY

LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BROUGHT IN DISTRICT COURTS OF DALLAS COUNTY, TEXAS, OR IN THE UNITED STATES DISTRICT COURT IN DALLAS COUNTY, TEXAS, (c) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (d) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, (e) IRREVOCABLY AGREES THAT ANY LEGAL. PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAYBE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS, AND (f) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each Borrower (for itself and on behalf of each of its Consolidated Affiliates) acknowledges that these waivers are a material inducement to each Credit Party’s agreement to enter into a business relationship, that each Credit Party has already relied on these waivers in entering into this Agreement, and that each Credit Party will continue to rely on each of these waivers in related future dealings. Each Borrower (for itself and on behalf of each of its Consolidated Affiliates) further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel THE WAIVERS IN THIS SECTION 13.8 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN DOCUMENT. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

13.9 Amendments, Consents, Conflicts, and Waivers.

(a) Required Lenders. Unless otherwise specifically provided, the provisions of this Agreement may be amended, modified, or waived, only by an instrument in writing executed by Borrowers and the Required Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this Agreement.

(b) All Lenders. Except as specifically otherwise provided in this Section 13.9, any amendment to or consent or waiver under this Agreement or any Loan Document that purports to accomplish any of the following must be by an instrument in writing executed by Borrowers and executed (or approved, as the case may be) by each Lender (other than any Defaulting Lender): (i) extends the Maturity Date or the Termination Date; (ii) extends the due date or decreases the amount of any scheduled payment or amortization of the Obligation or any fees or other amounts payable hereunder beyond the date specified in the Loan Documents; (iii) decreases any rate or amount of interest, fees, principal, or other sums payable to the Credit Parties under this Agreement (except such reductions as are contemplated by this Agreement); (iv) changes the definition of “Adjusted N01,” “Approved Costs,” “Capitalization Rate,” “Change in Control,” “Commitment,”. Eligible Assignee,” “Implied Value,” “Pro Rata,” “Pro Rata Share,” “Qualified Property,” “Required Lenders,”

“Total Commitment,” or “Total Indebtedness to Implied Value Ratio;” or (v) increases any one or more Lenders’ Commitment; (vi) waives compliance with, amends, or fully or partially releases (or waives the requirement of) any guaranty, if any, or any collateral, if any, except as expressly provided in Sections 4.2(g) and 4.6; (vii) permits any Borrower to assign any of its Rights hereunder; (viii) amends Section 4:, (ix) changes the percentage of the Commitments or of the unpaid principal amount of the Notes, or the number of Lenders, which shall be required for Lenders or any of them to take any action under this Section or any other provision of this Agreement; or (x) changes this Section 13.9(b) or any other matter specifically requiring the consent of all Lenders wider this Agreement.

(c) Agents or Issuing Bank. Any amendment or supplement to, or waiver or consent under, any Loan Document that purports to accomplish any of the following must be by a writing executed by Borrowers and executed (or approved in writing, as the case may be) by the affected Agent or Issuing Bank, as the case may be (in addition to the Required Lenders or all Lenders, as the case may be, as required by this Section 13.9): (i) extends the due date for, decreases the amount or rate of calculation of, or waives the late or non-payment of, any fees payable to such Agent or Issuing Bank under any Loan Document, except. in each case, any adjustments or reductions that are contemplated by any Loan Document; (ii) increases such Agent’s or Issuing Bank’s, as the case may be, obligations beyond its commitments under any Loan Document; or (iii) changes this clause (c) or any other matter specifically requiring the consent of such Agent or Issuing Bank, as the case may be, under any Loan Document.

(d) LCs. Any LC may be renewed, extended, amended, replaced, or canceled consistent with the terms of this Agreement by a writing executed by Issuing Bank and Borrowers if such writing is first approved in writing by Administrative Agent.

(e) Conflicts. Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Document is controlled by the terms and provisions of this Agreement.

(t) Course of Dealing. No course of dealing or any failure or delay by any Credit Party or any of its Representatives with respect to exercising any Right of any Credit Party under this Agreement operates as a waiver thereof. A waiver must be in writing and signed by the Required Lenders or Lenders, as appropriate, to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

13.10 Multiple Counterparts. Any Loan Document may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of thereof, it shall not be necessary to produce or account for more than one counterpart. Each Lender need not execute the same counterpart of this Agreement so long as identical counterparts are executed by each Borrower and each Credit Party. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to Administrative Agent by each Credit Party and each Borrower, or, in the case only of Lenders, when Administrative Agent has received telecopied, telexed, or other evidence satisfactory to it that each Lender has executed and is delivering to Administrative Agent a counterpart of this Agreement.

13.11 Successors and Assigns; Assignments and Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its Rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, Indemnified Parties) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its Rights under this Agreement (including all or a portion of its Commitment and Borrowings (including for purposes of this Section 13.11(b) participation in the LC Exposure) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Borrowings at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Total Commitment (which for this purpose includes Borrowings outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to Administrative Agent, shall not be less than $10,000,000 unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights under this Agreement with respect to the Total Commitment and Borrowings assigned, (iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of $3,500, and (iv) the assignee Lender, if it is not a Lender prior to the effectiveness of such assignment, shall deliver an administrative questionnaire to Administrative Agent. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 13.11(c), from and after the effective date specified in each Assignment and Acceptance Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the Rights of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.18, 3.19, and 7.12). Upon request, Borrowers shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights under this Agreement that does not comply with this Section 13.11(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights in accordance with Section 13.11(d).

(c) Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at Administrative Agent’s Office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amount of the Borrowings and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers and the Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, The Register shall be available for inspection by Borrowers and any Credit Party, at any reasonable time and from tune to time upon reasonable prior notice.

(d) Any Lender may, without the consent of or notice to, Borrowers or Administrative Agent, sell participation to one (1) or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights under this Agreement (including all or a portion of its Commitment and/or the Borrowings (including such Lender’s participations in the LC Exposure) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrowers, Administrative Agent, and the other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver, or other modification that would (A) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (B) reduce the principal, interest, fees, or other amounts payable to such Participant, or (C) release any guarantor (except as expressly provided in Sections 4.2(g) and 4.6) or all or substantially all of any collateral. Subject to Section 13.11(e), Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.14, 3.18, and 3.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.11(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.12(a) as though it were a Lender, provided that such Participant agrees to be subject to Section 3.12(b) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.14, 3.18 or Section 3.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.14 or 3.19 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 3.19(d) as though it were a Lender.

(t) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) If the consent of Borrowers to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 13.11(b)), Borrowers shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrowers prior to such fifth (5`h) Business Day.

(h) As used herein; the following terms have the following meanings:

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Eligible Assignee” means: (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by Administrative Agent, the Issuing Bank, and, unless a Default has occurred and is continuing, Borrowers (each such approval not to be unreasonably withheld or delayed).

“Fund’ means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Borrowings pursuant to Section 13.11(b), then Bank of America may, upon thirty (30) days’ notice to Borrowers and the Credit Parties, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, Borrowers shall be entitled to appoint from among Lenders a successor Issuing Bank hereunder; provided, however, that no failure by Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank. Bank of America shall retain all the rights of the Issuing Bank hereunder with respect to all Borrowings outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto (including the right to require Lenders to make Base Rate Borrowings or fund participations in unreimbursed amounts pursuant to Section 2.3(c)).

(j) Agents. Notwithstanding anything contained herein to the contrary, each Agent shall, at all times prior to its resignation or replacement as an Agent hereunder, retain a minimum Commitment of $25,000,000 (or, if approved by Borrowers, $15,000,000).

13.12 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Borrowers’ obligations under the Loan Documents remain in full force and effect until the Total Commitment is terminated and the Obligation is paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents). If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrowers or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, then the obligations of Borrowers under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

13.13 Entirety. THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS (EACH AS AMENDED IN WRITING FROM TIME TO TIME) EXECUTED BY BORROWERS AND/OR ANY CREDIT PARTY REPRESENT THE FINAL AGREEMENT AMONG BORROWERS AND THE CREDIT PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

13.14 Amendment and Restatement. The parties hereto agree that, on the Closing Date, after all conditions precedent set forth herein have been satisfied or waived:

(a) the Obligation represents, among other things, the amendment, extension, consolidation, and modification of the Obligations outstanding under the Existing Agreement;

(b) this Agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Existing Agreement, and

(c) the votes executed pursuant to this Agreement amend, renew, extend, modify, replace, substitute, and supersede in their entirety (but do not extinguish the Indebtedness arising under) the promissory notes issued pursuant to the Existing Agreement.

13.15 Restatement of Existing Credit Agreement. On the Closing Date, (i) all outstanding Liabilities under the Existing Agreement owed to any “Lender” that is not continuing as a Lender under this Agreement (each a “Non-Continuing Lender”) shall be repaid in full by Borrowers and such NonContinuing Lender’s commitment under the Existing Agreement shall be terminated and (ii) with respect to Lenders under the Existing Agreement and any new Lenders which are continuing as Lenders under this Agreement (the “Continuing Lenders”), Administrative Agent shall make appropriate allocations and adjustments in the initial funding instructions to the Lenders to reflect the modifications effected by the Loan Documents to each Continuing Lender’s Commitment.

[Remainder of Page Intentionally Left Blank;

Signature Pages Follow. ]

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

BANK OF AMERICA, N. A., AS ADMINISTRATIVE AGENT,

THE SYNDICATION AGENT DEFINED THEREIN,

AND THE LENDERS DEFINED THEREIN

EXECUTED as of the day and year first mentioned.

INNKEEPERS USA TRUST, a Maryland real estate investment trust, as a Borrower

By:	/s/ Mark Murphy
Mark Murphy
General Counsel and Secretary

INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership, as a Borrower

By:	INNKEEPERS FINANCIAL CORPORATION, a Virginia corporation, General Partner

By:	/s/ Mark Murphy
Mark Murphy
Vice President and Secretary

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

BANK OF AMERICA, N. A., AS ADMINISTRATIVE AGENT,

THE SYNDICATION AGENT DEFINED THEREIN,

AND THE LENDERS DEFINED THEREIN

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Bank, and a Lender

By:	/s/ Roger C. Davis
Name: Roger C. Davis
Title: Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT,

THE SYNDICATION AGENT DEFINED THEREIN,

AND THE LENDERS DEFINED THEREIN

CREDIT LYONNAIS NEW YORK BRANCH, as Syndication Agent and a Lender

By:	/s/ David Bowers
	Name:	David Bowers
	Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT,

THE SYNDICATION AGENT DEFINED THEREIN,

AND THE LENDERS DEFINED THEREIN

FIRST UNION NATIONAL BANK, as a Lender

By:	/s/ Rex E. Rudy
Name: Rex E. Rudy
Title: Director

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT,

THE SYNDICATION AGENT DEFINED THE REIN,

AND THE LENDERS DEFINED THEREIN

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Edwin S. Poole, III
Name: Edwin S. Poole, III
Title: Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT,

THE SYNDICATION AGENT DEFINED THEREIN,

AND THE LENDERS DEFINED THEREIN

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Wayne P. Robertson
	Name:	Wayne P. Robertson
	Title:	Vice President